UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Tanger Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tanger

2024 Notice of Annual Meeting of Shareholders & Proxy Statement

COACH
Tanger

MAY 17, 2024

JOIN THE MEETING AT: www.meetnow.global/MQTGCAN

NASHVILLE
MUSIC CITY
Tanger

Tanger is growing

At Tanger, we’ve been innovating the retail experience for over 43 years. As a leading owner and operator of outlet and open-air shopping destinations, we continue to evolve to fulfill our vision: to use customer insights and experience to inform the future of shopping.

More than 120 million guests visit Tanger centers each year, and we strive to deliver the best value, experience, and opportunity with every visit. Our 15+ million-square-foot portfolio has grown to include 38 outlet centers, one open-air lifestyle center, and one adjacent managed center, concentrated in high-growth tourist destinations and suburbs of vibrant and fast-growing markets in 20 U.S. states and Canada. At each center, we’re expanding our mix of brands, activations, dining, and entertainment to reflect the diversity of the communities we serve and to create a destination experience for the next generation of discerning shoppers.

Through our spirit of innovation, expertise, and relentless pursuit of excellence, we continue to elevate the Tanger shopping experience—to drive our retail partners’ success, to optimize returns for our shareholders, and to inspire loyal customers who return to Tanger time and time again.

Pictured on cover Tanger Outlets Nashville

Message from Our Lead Director

“In 2023, Tanger once again significantly led the REIT industry in delivering total shareholder returns to investors – an outcome fueled by the shared commitment of the Board of Directors and the entire Tanger team to fulfill our mission of delivering the best value, experience, and opportunity for our communities, stakeholders and partners.”

Dear Fellow Shareholders:
I am pleased to invite you to attend our 2024 Annual Meeting of Shareholders, which will be held virtually beginning at 10:00 am Eastern time on Friday, May 17, 2024.
As Lead Independent Director, it is my great privilege to work with Tanger’s talented and dedicated group of executives and directors. I am enormously proud of the results they have achieved on behalf of our shareholders.
Since Stephen Yalof assumed the role of Chief Executive Officer of Tanger in 2021, there has been tremendous and sustained growth, as evidenced by our leading 3-year and 1-year performance among REIT industry stocks. During that time, we have fully refreshed the balance of Tanger’s executive team with exceptional industry talent. Under their leadership, there has been a revitalization of our shopping centers and employee base, positioning the organization for ongoing value creation. This will further align the company to fulfill its vision of leveraging customer insights and experiences to inform the future of shopping. The Board is also pleased to have renewed Mr. Yalof’s employment agreement in 2023 for a three-year term.
On behalf of the Board of Directors, we thank you for your continued investment and confidence in Tanger and ask for your support on the matters described in this Proxy Statement, so that we can continue to produce positive results and increase long-term shareholder value.
Please review the Proxy Statement and our 2023 Annual Report carefully. They contain important information about the company’s results, details about the matters to be considered during the Annual Meeting, and instructions on how to vote your shares. Your vote is important to us, and we encourage you to vote as soon as possible.
BRIDGET M. RYAN-BERMAN
LEAD INDEPENDENT DIRECTOR

Tanger Inc. | 2024 Proxy Statement	1

Notice of Annual Meeting of Shareholders

DATE AND TIME May 17, 2024 (Friday) 10:00 AM (Eastern Time)	LOCATION The Annual Meeting will be held online at www.meetnow.global/MQTGCAN	WHO CAN VOTE Shareholders as of March 22, 2024 are entitled to vote
YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the 2024 annual meeting of the shareholders (the “Annual Meeting”) of Tanger Inc. (“Tanger”, the “Company”, “we” or “us”), we urge you to vote your shares as soon as possible. This will not prevent you from voting your shares during the Annual Meeting if you subsequently choose to attend the Annual Meeting online and wish to change your vote.
Voting Items

See page 17	See page 77	See page 80

To elect the nine director nominees named in the attached Proxy Statement for a term of office expiring at the 2025 Annual Meeting of Shareholders	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024	To approve, on an advisory (non-binding) basis, named executive officer compensation

We will also transact such other business as may properly come before the Annual Meeting or any postponement(s), continuation(s) or adjournment(s) thereof.
Only common shareholders of record at the close of business on March 22, 2024 will be entitled to vote at the Annual Meeting or any postponement(s), continuation(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.
Sincerely,
STEPHEN J. YALOF
President &
Chief Executive Officer
April 4, 2024

2	Tanger Inc. | 2024 Proxy Statement

Notice of Annual Meeting of Shareholders

How to Vote

ONLINE www.envisionreports.com/SKT	BY PHONE 1-800-652-VOTE (8683)	BY MAIL Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	QR CODE Use your smartphone or tablet to scan the QR Code
If your shares are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares voted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON FRIDAY, MAY 17, 2024. This Proxy Statement and our Annual Report for the year ended December 31, 2023 (the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.

Forward-Looking Statements
Certain statements in the Proxy Summary and the Proxy Statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and included this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, beliefs and expectations, are generally identifiable by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar expressions. Such forward-looking statements include, but are not limited to, risks related to pandemics, supply chain and labor issues and rising interest rates on our business, financial results and financial condition; our ability to raise additional capital, including via future issuances of equity and debt, and the use of proceeds from such issuances; our results of operations and financial condition; capital expenditure and working capital needs and the funding thereof; the repurchase of the Company's common shares, including the potential use of a 10b5-1 plan to facilitate repurchases; future dividend payments; interest rates, the possibility of future asset impairments, development initiatives and strategic partnerships, the anticipated impact of the Company’s newly acquired assets in Huntsville and Asheville, as well as its newly opened Nashville development, compliance with debt covenants; renewal and re-lease of leased space; the outlook for the retail environment, potential bankruptcies, and other store closings; consumer shopping trends and preferences; the outcome of legal proceedings arising in the normal course of business; and real estate joint ventures. You should exercise caution in relying on forward-looking statements since they involve known and unknown risks, uncertainties and other important factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2023, and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements. Except as required by applicable law, we assume no, and expressly disclaim any, obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Tanger Inc. | 2024 Proxy Statement	3

4	Tanger Inc. | 2024 Proxy Statement

Performance Highlights
2023 Business Recap
2023 was a transformative year for us, as we continued to grow our portfolio, leverage our platform capabilities to grow value for our stakeholders, and enhance the shopping experience for our customers by implementing placemaking strategies and elevating our retail offerings. Our 2023 financial results reflect our ability to:
•deliver organic growth driven by strategic leasing and proactive asset management,
•maximize traffic and shopper engagement through measurable and relevant digital communications and compelling offers in collaboration with our tenants,
•further intensify our real estate over time including outparcel activation and unlock additional revenue opportunities, and
•selectively pursue the acquisition and development of additional open-air centers.
During 2023, we continued to demonstrate our ability to create value for our shareholders,through dividends totaling $0.97, which was a 21% increase over the total dividends paid in 2022, and share price appreciation that combined to result in TSR that significantly outpaced the retail real estate investment trust (“REIT”), total REIT and S&P 500 indices. In 2023 we added three new centers to our portfolio. Our ground up development, Tanger Outlets Nashville, which features a transformational design and dynamic retail mix, and two property acquisitions – Asheville Outlets, in Asheville, NC and Bridge Street Town Centre in Huntsville, AL, the first lifestyle center in our portfolio. All three new center additions are consistent with our long-term strategy of investing in dominant open-air retail centers in markets that benefit from outsized residential and tourism growth and that we believe can immediately benefit from the Tanger leasing, marketing and operations platforms.
Tanger Inc.
1-Year and 3-Year Total Shareholder Return - 2023

1-Year Total Shareholder Return	3-Year Total Shareholder Return

Tanger Inc. | 2024 Proxy Statement	5

Performance Highlights

Net Income
Net income available to common shareholders was $0.92 per Common Share, or $98.0 million, for the year ended December 31, 2023 compared to net income available to common shareholders of $0.77 per Common Share, or $81.2 million, for the year ended December 31, 2022.

Core Funds from Operations (“Core FFO”)*
Core FFO available to common shareholders was $1.96 per Comon Share, or $217.6 million, for the year ended December 31, 2023 compared to $1.83 per Common Share, or $201.8 million, for the year ended December 31, 2022.*

Same Center Net Operating Income (“NOI”)*	Same Center NOI for the consolidated portfolio increased to $317.2 million for 2023 from $298.1 million for 2022 driven by growth in occupancy and rental rates during 2023.

Occupancy	97.3% occupancy for the consolidated portfolio on December 31, 2023 (compared to 96.9% on December 31, 2022). On a same center basis, occupancy was 97.8% compared to 96.9% on December 31, 2022.

Quarterly Common Share Cash Dividends	Paid $0.97 per Common Share in dividends during 2023. We paid an all-cash dividend every year since becoming a public company in May 1993.

Average Tenant Sales	Average tenant sales were $436 per square foot for the total portfolio for the year ended December 31, 2023, a decrease of 1.8% compared to the year ended December 31, 2022.

Net Debt to Adjusted EBITDA Ratio*
Net Debt to Adjusted EBITDA (calculated as Net Debt* divided by Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”))* for the consolidated portfolio was 5.7 times for the year ended December 31, 2023, compared to 4.9 times for the year ended December 31, 2022. On a pro forma basis assuming a full year of Adjusted EBITDA from properties acquired (Tanger Outlets Asheville and Bridge Street Town Centre) or opened (Tanger Outlets Nashville) during the fourth quarter of 2023, Net Debt to Adjusted EBITDA was in the range of 5.0 to 5.1 times for the year ended December 31, 2023.*

Interest Coverage Ratio*	Interest coverage ratio (calculated as Adjusted EBITDA* divided by interest expense) for the consolidated portfolio improved to 5.2 times for 2023 from 5.1 times for 2022.

Debt Compliance	Remained in full compliance with all debt covenants as of December 31, 2023.

Occupancy Cost Ratio
Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 9.3% for the year ended December 31, 2023 compared to 8.6% for the year ended December 31, 2022.

*Core FFO, Same Center NOI, Net Debt, Adjusted EBITDA, Net Debt to Adjusted EBITDA ratio and interest coverage ratio are non-GAAP (as defined below) financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). Net debt to Adjusted EBITDA (pro forma) incorporates Adjusted EBITDA from properties acquired or opened during 2023, assuming a full year of Adjusted EBITDA for these. For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDA including a reconciliation to their most directly comparable GAAP equivalent, please see Appendix A to this Proxy Statement.
During 2023, we further strengthened our balance sheet to position the Company with the liquidity and flexibility to invest in our growth. In May 2023, Fitch Ratings assigned a first-time ‘BBB’ long-term issuer default rating to the Company and the Operating Partnership, along with a Stable rating outlook. Fitch also assigned a ‘BBB’ rating to Operating Partnership’s senior unsecured debt, which includes our lines of credit, a term loan and senior notes. As a result, the applicable pricing margin on each of our unsecured lines of credit and our term loan was reduced by 25 basis points (including a 5 basis point reduction in the facility fee on the unsecured lines of credit). As of December 31, 2023, $300 million of the outstanding balance of the Company’s $325 million unsecured term loan, which matures in January 2027 plus a one-year extension, was fixed with interest rate swaps at a weighted average daily Secured Overnight Financing Rate (“Daily SOFR”) of 0.4%, which matured on February 1, 2024. The Company entered into $325 million of forward-starting swaps that commenced February 1, 2024 and have varying maturities through January 2027. Collectively, these swaps fix the Daily SOFR base rate at a weighted average of 3.9% as of February 1, 2024. During 2023, the Company sold 3.5 million shares at a weighted average price of $25.75 per share, generating gross proceeds of $90.0 million, and as of December 31, 2023, the Company has a remaining authorization of $220.1 million.
As of December 31, 2023, our consolidated outstanding debt aggregated approximately $1.4 billion with $89.7 million of floating rate debt, representing approximately 6% of total consolidated debt and 2% of total enterprise value. Approximately 94% of our total consolidated square footage was unencumbered by mortgages. As of December 31, 2023, our outstanding debt had a weighted average interest rate of 3.2% and a weighted average term to maturity, including extension options, of approximately 4.6 years. We have no significant debt maturities until September 2026, and we ended 2023 with $22 million of cash and cash equivalents and short-term investments, along with $507 million of capacity available under our $520 million unsecured lines of credit.

6	Tanger Inc. | 2024 Proxy Statement

Performance Highlights
Our Mission, Vision and Core Values

Our Mission To deliver the best value, experience and opportunity for our communities, stakeholders and partners	Our Vision Using customer insights and experiences to inform the future of shopping

Consider Community First
Our diverse communities are the heartbeat of our business. Our decision-making must reflect the varied perspectives that contribute to making Tanger a welcoming environment for all. Our philanthropic and sustainable commitments exist to better all the communities we serve.

Act Fairly & With Integrity
Our bond is strongest when we act with integrity and fairness in everything we do. Tanger’s commitment to ethics lives throughout every level, interaction, and function of the organization, and is what we are known for.

Seek The Success Of Others
We are all in this together, and we believe true success can only be achieved when it is experienced by our shoppers, retailers and team members alike. We strive to create a culture of inclusion, where we can all be better—together.

Make It Happen
This is the Tanger state of mind, and it is deeply rooted in our heritage. We are empowered to take smart risks, innovate and to use our voices to advocate for our ideas and for others within our communities.

Tanger Inc. | 2024 Proxy Statement	7

Performance Highlights
Our Environmental, Social and Governance Approach
At Tanger, we work to create long-term value for our stakeholders, retail partners, and employee team members while we build strong communities and consider the future of our planet. We strive to integrate environmental, social and governance (ESG) principles into our business practices and address the issues most important to Tanger stakeholders. Strong governance and our core values form the foundation of our approach.
Our goal is to utilize best practices in every aspect of our business, and we continue to enhance our ESG reporting practices through alignment with highly regarded disclosure frameworks. Our ESG reporting is guided by the standards of the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), now part of the International Sustainability Standards Board, and the Task Force on Climate-related Financial Disclosures (TCFD). We also disclose to the Global Real Estate Sustainability Benchmark (GRESB) and CDP (formerly the Carbon Disclosure Project).
A portion of our 2023 short-term incentive plan for our named executive officers was contingent on achieving goals related to emissions reductions and continued progress on sustainability initiatives related to our solar platform, electric vehicle charging network and waste diversion rate.
ESG Strategic Pillars and Priorities
Our strategic pillars are focused on our priority ESG issues, which are rooted in our business strategy and informed by our stakeholders. These four pillars guide our actions and support our ambition to create long-term sustainable value:

Our
Governance
Managing Our Business with Integrity
We build trusting relationships and seek to create long-term value for our stakeholders with ethics as the foundation for our approach to ESG and our entire business
Our People Creating a Positive Workplace We aim to create an engaging, equitable workplace where all people are welcomed, valued, and have opportunities to thrive	Our Community Contributing to Strong, Vibrant Communities We actively serve our communities through partnerships with nonprofits, community leaders, and retailers
Our
Planet
Minding Our Environmental Impact
We are committed to taking steps to mitigate climate change through embedding energy efficiency and sustainability measures in center operations, new center development, and retailer partnerships

Our ESG materiality process drives strategy on environmental, social, economic and governance topics. We begin by identifying opportunities and risks, and leverage external frameworks and engage stakeholders, executives and our Board members to help identify key ESG issues. These key issues are translated into operational priorities and processes across the Company.

DIVERSITY, EQUITY & INCLUSION	ENERGY USE & EFFICIENCY	COMMUNITY INVOLVEMENT	CLIMATE CHANGE	TENANTS’ ENVIRONMENTAL & SOCIAL FOOTPRINT

8	Tanger Inc. | 2024 Proxy Statement

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. Please read the Proxy Statement in its entirety before voting. The Board of Directors of Tanger Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 17, 2024. Unless the context indicates otherwise, the term “Company” refers to Tanger Inc. and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. The terms “we,” “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.
The Board of Directors of Tanger Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Friday, May 17, 2024. All holders of record of our common shares, par value $0.01 per share (referred to as “Common Shares”), as of the close of business on the record date, March 22, 2024, are entitled to attend and vote on all proposals at the Annual Meeting. We anticipate that our Proxy Statement and proxy card will be first sent or available to shareholders on or about April 4, 2024.
What is New in this Proxy Statement
•Changes in board committee composition and leadership
•Transition of our Executive Chair to Non-Executive Chair of the Board of Directors
•Adoption of a new Clawback Policy
•Cybersecurity Risk Management Oversight
•Enhanced disclosure regarding
–Board and Committee risk management oversight
–Shareholder engagement
General Information

Meeting:	Annual Meeting of Shareholders	Stock Symbol:	SKT
Date:	May 17, 2024	Exchange:	New York Stock Exchange
Time:	10:00 a.m., Eastern Time	Common Shares Outstanding:	109,192,778
Location:	www.meetnow.global/MQTGCAN	State of Incorporation:	North Carolina
Record Date:	March 22, 2024	Public Company Since:	1993
The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetnow.global/MQTGCAN. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Corporate Website: www.tanger.com
Investor Relations Website: investors.tanger.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, May 17, 2024.
This Proxy Statement and our Annual Report for the year ended December 31, 2023 (the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

Tanger Inc. | 2024 Proxy Statement	9

Proxy Summary

Election of Directors

The Board recommends a vote FOR each director nominee.	See page 17

Directors
We believe that the composition of our Board of Directors (the “Board” or “the Board of Directors”) is balanced, that it reflects diversity in experience, professional background, gender, ethnicity, areas of expertise and perspectives, and that the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives. As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives.
The table below outlines the ages, tenures, independence and committee membership of our director nominees for the annual meeting to be held on May 17, 2024. For more information about our director nominees and their qualifications, please see “Proposal 1 - Election of Directors.”

	Age	Years on Board	Independent	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee
Jeffrey B. Citrin	66	9
David B. Henry	75	8
Sandeep L. Mathrani	61	2
Thomas J. Reddin	63	13
Bridget M. Ryan-Berman*	63	15
Susan E. Skerritt	69	5
Steven B. Tanger**	75	30
Luis A. Ubiñas	61	4
Stephen J. Yalof***	61	3
*    Lead Independent Director
**    Non-Executive Chair of the Board
*** Chief Executive Officer

Member	Chair

10	Tanger Inc. | 2024 Proxy Statement

Proxy Summary
Board Snapshot

Independence

■	Employee Directors
■	Independent Directors

Tenure and Average Age

■	3 years or less
■	4-10 years
■	Greater than 10 years

Gender and Racial/Ethnic Diversity*

■	Racial/Ethnic Diversity
■	Gender Diversity (Female)
■	Not Diverse Based on Gender or Race/Ethnicity

Committee Independence

■	Not Independent
■	Independent
*    The four Board members identified as diverse do not overlap in either gender or racial/ethnic diversity.

Tanger Inc. | 2024 Proxy Statement	11

Proxy Summary
Governance Highlights
Strong Corporate Governance Practices

INDEPENDENCE	BEST PRACTICES
•7 of 9 current directors are independent
•Lead Independent Director of the Board
•All Board committees composed entirely of independent directors
•Regular executive sessions of non-management directors and independent directors
•Board and committees may hire outside advisors independently of management

•Active shareholder engagement process
•Diversity reflected in Board and Senior Management
•Current Board includes 4 audit committee financial experts
•Strategy and risk oversight by the Board and its Committees
•Share ownership guidelines for named executive officers and non-employee directors
•Complete annual Board evaluations
•Annual election of Directors with majority voting in uncontested elections
•No stockholder rights plan

RISK OVERSIGHT
Audit Committee
•Enterprise Risk Management (including cybersecurity risks)
•Internal controls over financial reporting
•Interest rate risk and hedging strategies
Compensation and Human Capital Committee
•Human capital management, including, retention, succession, diversity, culture and engagement
•Incentive and equity-based compensation plan design and levels for executive officers
Nominating and Corporate Governance Committee
•Corporate governance principals
•Annual self-assessment process
•Environmental and sustainability programs

The Board is responsible for overseeing our risk management process and each of our Committees has specific risk management responsibilities to assist the Board, as follows:

12	Tanger Inc. | 2024 Proxy Statement

Proxy Summary
Active Stakeholder Engagement
Why We Engage
We believe that hearing directly from our fellow shareholders, the investment community and key stakeholders informs and enables the Board and our management team to be a more effective steward of your capital and provides valuable insights into addressing the issues most important to our stakeholders. We are proud of our track record of being responsive to our shareholders, and during 2023, we elevated our efforts to engage with the investment community and other key stakeholders.
How We Engage

Outreach	2023 Stakeholder Engagement Facts
We engage with stakeholders through various in-person and virtual methods, including shareholder outreach efforts, quarterly earnings calls, the annual shareholder meeting, one-on-one meetings, investor conferences, property tours and non-deal roadshows.
	~ 70%	The percentage of our total shareholder base that we engaged with during 2023

Discussion
Active discussions involving management and independent directors are important to gaining insight and understanding of investor questions and concerns.	75%	The percentage of our top 20 shareholders that we directly engaged with during 2023

Feedback
Key stakeholder feedback is shared with management and the Board of Directors, providing them with insight into stakeholder views of Tanger.	> 30	Number of investment community events participated in during 2023, including 12 property tours

Results
We are proud of our track record of being responsive to our shareholders. Based on the feedback we have received, we have made many positive changes, especially related to our executive compensation programs. As a result, 96% of the votes cast in 2023 approved, on an advisory (non-binding) basis, our executive compensation.
	> 500	Number of investment community touchpoints during 2023

Engagement Topics and Focus Areas
Key focus areas of stakeholder engagement include:
•Corporate governance
•Executive compensation
•Business strategy
•Business performance and expectations
•Industry trends
•Market conditions
•Corporate responsibility initiatives
We are committed to robust information sharing through:
•SEC filings, press releases & company websites
•ESG reports and disclosures
•Quarterly management presentations
Engaging with our Lenders, Noteholders and Ratings Agencies
We recognize the importance of cultivating strong relationships with our lenders, ratings agencies and the fixed income investment community in order to maintain a strong and flexible balance sheet. Our priorities include:
•Ensuring that we understand and consider the issues important to our lenders, ratings agencies, and debtholders
•Maintaining an open dialogue regarding our business performance, strategic goals and financing needs
•Partnering with our lenders to proactively address upcoming maturities

Tanger Inc. | 2024 Proxy Statement	13

Proxy Summary

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends a vote FOR this proposal.	See page 77

Approval, on an Advisory Basis, of Executive Compensation

The Board recommends a vote FOR this proposal.	See page 80

We will also transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

14	Tanger Inc. | 2024 Proxy Statement

Proxy Summary
2023 Compensation
The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, and annual long-term equity-based incentive compensation subject to time-based or performance-based vesting conditions. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also considering annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the primary components of compensation is as follows:

Pay Element		Objectives
CEO	Other NEOs

Base Salary	Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to such individual’s peers

Annual Incentive Cash Bonus	Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation

Annual Long-Term Time-Based Equity Incentive	Annual Long-Term Time-Based Equity Incentive	To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

Performance Share Plan	Performance Share Plan
To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for total shareholder return (“TSR”) performance in excess of rigorous, predetermined absolute and relative hurdles

Tanger Inc. | 2024 Proxy Statement	15

Proxy Summary
Executive Compensation Governance Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company maximize shareholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

What We Do

   Utilize an Executive Compensation Program Designed to Align Pay with Performance
   Conduct an Annual Say-on-Pay Vote
   Seek Input From, Listen to and Respond to Shareholders
   Maintain a NYSE-Compliant Clawback Policy
   Prohibit Hedging and Restrict Pledging of the Company’s Common Shares
   Utilize Share Ownership Guidelines for Named Executive Officers (“NEOs”) and directors, with a 6x Base Salary Requirement for our CEO
   Retain an Independent Compensation Consultant
   Mitigate Inappropriate Risk Taking
   Employ a Rigorous Bonus Program

What We Do Not Do

Provide Tax Gross-Ups Provide Excessive Perquisites Reprice Share Options Provide Excessive Change of Control or Single-Trigger Change of Control Severance Payments

16	Tanger Inc. | 2024 Proxy Statement

Election of Directors

The Board recommends that you vote FOR all of the director nominees set forth below.

Our By-Laws provide that directors be elected at each annual meeting of our shareholders. The Board has nominated nine director candidates for election to the Board at the Annual Meeting. Each of the nine nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, or for good cause will not serve, the proxies reserve discretion to vote for a substitute nominee or nominees designated by the Board, or the Board may elect to reduce its size. The terms of all of our directors expire at the next annual meeting of our shareholders or when their successors are elected and qualified.
Director Resignation Policy
Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. The resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of the resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (excluding the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.
Board Diversity and Refreshment
The Board seeks a mix of backgrounds and experience among its members. We believe that decision-making is improved when various perspectives contribute to the discussion. In evaluating director candidates, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience, gender, race, ethnicity and other attributes, taken as a whole, contribute to the high standards of Board service at the Company. While the Board does not follow any ratio or formula to determine the appropriate mix, the Board is committed to increasing gender and racial diversity among directors over time and, as reflected in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is committed to including highly qualified women and minority candidates in each search the Board undertakes. The Nominating and Corporate Governance Committee assesses its performance as to all aspects of the selection and nomination process for directors, including diversity, as part of its annual self-evaluation process.
Currently of the nine directors on the Board, two are women, one is Asian and one is Latino. In July 2023, Bridget Ryan-Berman, who had been a member of the Company's Board of directors since January 1, 2009, was appointed Lead Independent Director, a position previously held by Board member David B. Henry. At the May 13, 2022 Board meeting, Susan E. Skerritt was appointed to serve as Audit Committee Chair and Luis A. Ubiñas was appointed to serve as Nominating and Corporate Governance Committee Chair. These appointments reflect our thoughtful approach and commitment to ongoing Board and committee refreshment and diversification. These changes have further increased the diversity of our Board and committee leadership in terms of gender, ethnicity and career experience.

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Proposal 1 Election of Directors
Nominee Qualifications
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction of or managing and overseeing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders, and as a result, we believe has developed the ability to judge leadership qualities. Each also has experience in serving as an executive or on the board of directors of at least one other major corporation, which we believe provides additional relevant experience on which each nominee can draw.
Information Regarding Nominees

BACKGROUND
•Co-Founder and Executive Chairman of Temerity Strategic Partners.
•Managing Principal of Hectad Strategic Partners, a private investment firm he founded in 2021.
•Special Advisor of Square Mile Capital Management LLC, a private New York-based investment firm he founded focusing on real estate-related opportunities since January 2021, Vice President/Senior Advisor from 2017 to 2020, and Managing Principal of Square Mile from 2006 to 2017.
•President of Blackacre Capital Management LLC (now known as Cerberus Institutional Real Estate), which he co-founded, from 1994 to 2005.
•Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994.

•Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. from 1991 to 1993.
•Vice President of the Real Estate Investment Banking Unit of Chemical Bank from 1986 to 1991.
•Attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986.
•Previously served as an Independent Trustee of First Union Real Estate and Mortgage (now known as Winthrop Realty Trust) from 2001 to 2003.
•Serves on the advisory boards of the Hospital for Special Surgery in New York and the Hood Museum of Art.

Jeffrey B. Citrin Age 66 Director since July 28, 2014 Co-Founder and Executive Chairman of Temerity Strategic Partners Committees: Compensation & Human Capital

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Citrin has over 34 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board benefits from this technical experience as well as from Mr. Citrin’s extensive executive, management and legal experience.
OTHER CURRENT PUBLIC COMPANY BOARDS
Trinity Place Holdings Inc. (NYSE: TPHS)

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Proposal 1 Election of Directors

BACKGROUND
•Lead Independent Director of the Board from January 1, 2021 to June 30, 2023; Non-Executive Chair of the Board from May 17, 2019 to December 31, 2020.
•Chief Executive Officer of Kimco Realty Corporation, a publicly-traded REIT, from December 2009 and Vice Chairman of the Board of Directors from April 2001 until his retirement from both positions in January 2016.
•A 23-year career at G.E. Capital Real Estate, General Electric’s former real estate division, including serving as Senior Vice President and Chief Investment Officer, as well as Chairman of G.E. Capital Investment Advisors.
•Co-founder and Chairman of Peaceable Street Capital, a preferred equity lender for income producing commercial real estate properties.
•Previously served on the Board of Directors of VEREIT, Inc. from September 2015 to November 2021, and Columbia Property Trust, Inc. from January 2016 to December 2021.

•Director of Fairfield County Bank, a private Connecticut mutual savings bank.
•Serves on the real estate advisory boards of New York University, Bucknell University, Baruch College, ALTO Real Estate Funds, Orangewood Partners and Pine Tree, LLC.
•Former Trustee and 2011-2012 Chairman of the International Council of Shopping Centers.
•Former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts.
•Former member of the Executive Board of the Real Estate Roundtable.

David B. Henry
Age
75
Director since
January 1, 2016
Retired Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation
Committees:
Audit & Nominating & Corporate Governance

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Henry has over 43 years of real estate industry experience with multinational, publicly traded companies. The Board benefits from his familiarity with the REIT industry, particularly the retail sector, as well as from his extensive executive, financial and management expertise.
OTHER CURRENT PUBLIC COMPANY BOARDS
Healthpeak Properties, Inc. (NYSE: DOC), not standing for re-election in 2024.
Starwood Real Estate Income Trust, a non-traded REIT.

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Proposal 1 Election of Directors

BACKGROUND
•Director at Sycamore Partners since 2023 with responsibility for providing real estate strategy for the portfolio.
•Chairman, Chief Executive Officer, and Director of WeWork Inc., a commercial real estate company, from 2020 to 2023.
•Chief Executive Officer of Brookfield Properties’ retail group, a commercial real estate agency, and Vice Chairman of Brookfield Properties from 2018 to 2019.
•Chief Executive Officer of GGP Inc. for eight years, during which he recapitalized the company from bankruptcy in 2010 and led eight successful years of growth prior to the successful $9.25 billion acquisition of GGP by Brookfield Property Partners in 2018.

•President of Retail at Vornado Realty Trust, a real estate investment trust company, from 2002 to 2010.
•Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002.
•Former Chair and current Executive Board member of the National Association of Real Estate Investment Trusts, as well as a former Trustee of the International Council of Shopping Centers.

Sandeep L. Mathrani Age 61 Director since June 3, 2021 Director at Sycamore Partners Committees: Audit & Compensation & Human Capital

QUALIFICATIONS FOR THE TANGER BOARD
With more than three decades of professional experience and insight, as well as a proven record of success in the real estate industry, Mr. Mathrani brings dynamic value and further strengthens the talent represented on the Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
Bowlero Corp. (NYSE: BOWL)
Dick’s Sporting Goods, Inc. (NYSE: DKS)

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Proposal 1 Election of Directors

BACKGROUND
•Non-Executive Chair of the Board from May 20, 2016 to May 17, 2019.
•Managing Partner and Owner of Red Dog Ventures, LLC, a private equity and venture capital firm, since 2009.
•Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009.
•Chief Executive Officer of LendingTree.com from 2005 to 2007; President and Chief Operating Officer from 2000 to 2005.

•Various senior leadership positions at The Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995.
•Previously served on the Board of Directors of Premier Farnell plc from 2010 to 2016 and of Valassis Communications Inc. from 2010 to 2014 and R.H. Donnelley from 2007 to 2010.

Thomas J. Reddin Age 63 Director since July 26, 2010 Managing Partner and Owner of Red Dog Ventures, LLC Committees: Compensation & Human Capital (Chair), Nominating & Corporate Governance

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Reddin has over 37 years of experience in general management and e-commerce, including managing some of the leading brands in their respective categories. His experience in growing and building digital businesses and developing and marketing leading consumer brands enables him to provide invaluable insights into helping the Company elevate its brand and advance its digital strategy. He is certified in Cyber Security Risk Oversight by the Software Engineering Institute at Carnegie Mellon University & NACD and has experience overseeing cyber security risk management as CEO of LendingTree.com.
OTHER CURRENT PUBLIC COMPANY BOARDS
Asbury Automotive Group (NYSE: ABG)
Deluxe Corporation (NYSE: DLX)

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Proposal 1 Election of Directors

BACKGROUND
•Lead Independent Director since July 1, 2023.
•Managing Partner at Ryan-Berman Advisory, LLC, a strategic advisory and consulting firm, since January 2018.
•Chief Experience Officer of Enjoy Technology, Inc., a provider of setup and training services for tech products, from June 2016 to December 2017.
•Independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the customer experience from 2015 to 2016.
•Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalog division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories from 2011 to 2015.
•Independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services.
•Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.
•Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.

•Various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores and Allied Stores Corp. from 1982 to 1992.
•Serves on the Board of Directors of Tegra Global, a private apparel manufacturing and supply chain provider.
•Previously served on the Board of Directors of J. Crew Group, Inc. and as Chair of the Board of Directors of BH Cosmetics.
•Co-founder of Miraclefeet, a non-profit organization providing technical and financial support to children and families for the treatment of clubfoot in developing countries.
•Former Chair of the Dean's Cabinet of the Advisory Council for Virginia Tech’s Pamplin College of Business. She serves on the University’s Alumni Association Board and was previously on the University's Foundation Board. She also serves on the Board of Trustees for Benedictine Schools of Richmond.

Bridget M. Ryan-Berman Age 63 Director since January 1, 2009 Managing Partner of Ryan-Berman Advisory, LLC Committees: Compensation & Human Capital, Nominating & Corporate Governance

QUALIFICATIONS FOR THE TANGER BOARD
For more than three decades, Bridget Ryan-Berman has been responsible for business development, consumer strategies and retail operations at leading global fashion and luxury goods companies. She serves as a strategic advisor and board director for multi-channel consumer companies focused on the acceleration of brand growth and business development, digital transformation and consumer engagement. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.
OTHER CURRENT PUBLIC COMPANY BOARDS
Asbury Automotive Group (NYSE: ABG)
Newell Brands Inc. (NASDAQ: NWL)

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Proposal 1 Election of Directors

BACKGROUND
•Chief Executive Officer of West Walk Advisors, LLC, a private advisory firm she founded in 2018.
•Former Senior Advisor to Boston Consulting Group, a global consulting firm, providing treasury management services to the group’s clients from 2019 to 2022.
•Former Senior Advisor to Promontory Financial Group, a financial service company and an IBM company, guiding clients on regulatory and risk management measures, from 2018 to 2021.
•Former Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas, Deutsche Bank’s U.S. commercial banking entity, from 2016 to 2018. Beginning in 2013, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business.
•A seven-year career at Bank of New York Mellon Trust Company, N.A., including serving as an Executive member of the Board of Directors and as an Executive Vice President, co-leading the acquisition and integration of the JPMorgan Corporate Trust business.

•Various leadership roles at companies including Morgan Stanley, Treasury Strategies, Inc., Ernst & Young and Manufacturers Hanover Trust Company.
•Previously served on the Board of Directors of VEREIT, Inc. from February 2021 to November 2021.
•Serves as a Director of the Falcon Group, a private inventory management solutions business.
•Previously served as a Director of RBC U.S. Group Holdings LLC, the private intermediate holding company for Royal Bank of Canada’s U.S. operations.
•Serves on the Board of Trustees of Hamilton College since 1994 and as an elected trustee of the Village of Saltaire in Fire Island, New York since 2022.
•Previously served on the Board of Trustees of The Brooklyn Hospital Center from 2013 to 2022.

Susan E. Skerritt Age 69 Director since July 30, 2018 Chief Executive Officer of West Walk Advisors, LLC Committees: Audit (Chair)

QUALIFICATIONS FOR THE TANGER BOARD
With a 40-year financial career as a demonstrated leader with deep expertise in global financial markets, regulatory compliance, and risk management, Ms. Skerritt brings valuable perspective to the Board. Ms. Skerritt is also certified by the National Association of Corporate Directors (NACD) Cyber-Risk Oversight Program and is an NACD Board Leadership Fellow.
OTHER CURRENT PUBLIC COMPANY BOARDS
Community Bank System, Inc. (NYSE: CBU)
IG Group Holdings plc (LSE: IGG)

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Proposal 1 Election of Directors

BACKGROUND
•Non-Executive Chair of the Board since January 1, 2024 and Executive Chair of the Board from January 1, 2021 to December 31, 2023.
•Served as the Company’s Chief Executive Officer from May 2017 to December 2020; President and Chief Executive Officer from January 2009 to May 2017; President and Chief Operating Officer from January 1995 to December 2008; and Executive Vice President from 1986 to December 1994.

•Served on the Board of Directors of The Fresh Market, Inc. from June 2012 to April 2016.
•Former Trustee of the International Council of Shopping Centers (ICSC), a member of the Real Estate Roundtable, and a Director and Member of the Executive Committee of the National Association of Real Estate Investment Trusts (NAREIT).

Steven B. Tanger Age 75 Director since May 13, 1993 Former Executive Chair of the Board Committees: None

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, the late Stanley K. Tanger. Together with his father, Mr. Tanger helped develop the Company into a portfolio of 38 outlet shopping centers, one adjacent managed center and one open-air lifestyle center in 20 U.S. states and in Canada. Mr. Tanger provides an insider’s perspective in Board discussions and is experienced in all aspects of the Company’s business.
OTHER CURRENT PUBLIC COMPANY BOARDS
None

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Proposal 1 Election of Directors

BACKGROUND
•Mr. Ubiñas is Chairman of the Statue of Liberty - Ellis Island Foundation (a nonprofit organization that works to preserve the Statue of Liberty and Ellis Island) and has served in this capacity since January 2021; he previously served as Vice Chair from 2018 until 2021 and has served as a member of its board of directors since 2014.
•President of the Ford Foundation from 2008 to 2013, then the second-largest foundation in the United States, where he led a broad-based restructuring of the organization, including a strategic resetting of its programs, reinvestment of over 80% of the endowment, and a rebuilding of facilities and systems.
•An 18-year career at McKinsey & Company where, as a Senior Partner, he led the firm’s media practice during the transition from analog to digital and omnichannel platforms.

•Previously served on the Board of Directors of Boston Private Financial Holdings from September 2017 to July 2021, Valassis Communications, Inc. from December 2012 to February 2014, and CommerceHub, Inc. from June 2016 to May 2018.
•Serves on the Board of Trustees of Mercer Funds, a registered management investment company.
•Member of the Advisory Board of the United Nations Fund of International Partnerships. He is also a member of the Executive Committee and Chairs the Finance Committee of the New York Public Library.

Luis A. Ubiñas Age 61 Director since July 29, 2019 Former President, Ford Foundation Committees: Nominating & Corporate Governance (Chair)

QUALIFICATIONS FOR THE TANGER BOARD
As a demonstrated leader with deep expertise in helping companies adopt successful strategies during periods of transformation, Mr. Ubiñas brings valuable perspective to the Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
AT&T (NYSE: T)
Electronic Arts Inc. (NASDAQ: EA)

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Proposal 1 Election of Directors

BACKGROUND
•President and Chief Executive Officer of the Company since January 2021. Mr. Yalof joined the Company in April 2020 as President and Chief Operating Officer.
•Chief Executive Officer of Simon Premium Outlets of the Simon Property Group, Inc. from September 2014 to April 2020.
•More than 21 years of experience in the retail industry, previously serving as Senior Vice President of Real Estate for Ralph Lauren Corporation and Senior Director of Real Estate for The Gap, Inc.

•Serves as a Trustee of the International Council of Shopping Centers, as well as on the advisory boards of HeadCount and the Center for Real Estate & Urban Analysis (CREUA) at George Washington University.

Stephen J. Yalof Age 61 Director since July 20, 2020 President and Chief Executive Officer Committees: None

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Yalof provides insight into the Company's operations and strategy as well as extensive experience in the real estate and retail industries.
OTHER CURRENT PUBLIC COMPANY BOARDS
None

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. The nine nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election.
Director Independence
Our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be “independent” and that every member of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. We presently have nine directors, including seven independent directors. Our Board has affirmatively determined that the following seven current directors are “independent,” as that term is defined under the listing standards of the NYSE: Jeffrey B. Citrin, David B. Henry, Sandeep L. Mathrani, Thomas J. Reddin, Bridget M. Ryan-Berman, Susan E. Skerritt and Luis A. Ubiñas. Steven B. Tanger is serving as our Non-Executive Chair of the Board as of January 1, 2024, and Stephen J. Yalof is our President and CEO, and therefore, are not independent.
In determining the independence of our directors, the Board considered that Ms. Ryan-Berman is a director of Newell Brands Inc., the owner of a portfolio of brands, including one of our tenants and that Mr. Mathrani is a director of Dick’s Sporting Goods, Inc., one of our tenants. The Board considered the nature of this relationship and the dollar value of the annual rental payments received from the respective tenant and determined that the relationship does not impair Ms. Ryan-Berman’s or Mr. Mathrani’s independence.

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Proposal 1 Election of Directors
Board Leadership Structure
Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. We recognize that different board leadership structures may be appropriate for companies in different situations and so as part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders.
We presently operate with a non-executive Chair, a Chief Executive Officer and a Lead Independent Director. Mr. Tanger became our non-executive Chair on January 1, 2024, after having served as our Executive Chair since January 1, 2021 and prior to that as a director since May 1993. Mr. Yalof, our President and CEO, was appointed to the Board effective July 20, 2020 and became CEO on January 1, 2021. Ms. Bridget M. Ryan-Berman was appointed Lead Independent Director effective July 1, 2023.
We believe our current leadership structure is the optimal structure for us at this time, providing both strong oversight and operational insight. We believe the benefits of the arrangement include the following:
•Leverages the valuable expertise of Mr. Tanger, who has substantive knowledge of the outlet sector and significant industry relationships.
•Affords consistent and stable leadership in the board room, with Mr. Tanger facilitating board room discussion and presiding over Board meetings.
•Establishes clear leadership roles, with our Chair assuming principal responsibility for the functioning of our Board while our CEO assumes principal responsibility for the day to day operations of the Company.
•Provides valuable independent oversight of management from our Lead independent Director since our non-executive Chair does not meet our independence requirements.
•Creates an environment in which our President and CEO, Mr. Yalof, can effectively lead and engage our employees and work productively to create and execute the Company’s strategic vision.
•Ensures effective communication between the independent directors, the Chief Executive Officer and the non-executive Chair.

The Role of the Lead Independent Director

Bridget Ryan-Berman Lead Independent Director
Ms. Ryan-Berman has substantial experience with corporate governance and public company management, as well as deep knowledge of the Company and its governance practices. The Board believes Ms. Ryan-Berman’s tenure as a director enables her to provide a valuable perspective on Tanger’s business and risk framework and enhances her ability to challenge members of senior management.
As our Lead Independent Director, Ms. Ryan-Berman has significant authority and responsibilities to provide for an effective and independent Board. In this role, she has the following responsibilities:

EXECUTIVE SESSIONS & MEETING OF INDEPENDENT DIRECTORS
•Leads executive sessions (including of independent directors) and facilitates discussion of the Company’s strategy and key governance issues (including succession planning)
•Serves as liaison between independent directors and the non-executive Chair and CEO

PERFORMANCE EVALUATIONS
•Focuses on Board effectiveness, performance and composition with input from the Nominating and Corporate Governance Committee
•Oversees and reports on annual Board and Committee self-evaluations, in consultation with the Nominating and Corporate Governance Committee
•Facilitates discussions regarding the performance of Tanger senior executives

BOARD PROCESSES AND INFORMATION
•Develops and approves the agenda for Board meetings, in consultation with the non-executive Chair, CEO and Committee Chairs
•Meets regularly between Board meetings with the non-executive Chair and CEO
•Sits on and attends the meetings of each Board committee

SHAREHOLDER OUTREACH	•Responds to shareholder inquiries and leads shareholder outreach efforts, when appropriate

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Proposal 1 Election of Directors
Risk Oversight

Board of Directors
•The full Board is ultimately responsible for overseeing the Company’s risk management processes, and our committees assist the Board in fulfilling this responsibility. Our Board is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities. In addition, our Board regularly receives reports by each committee chair after each meeting regarding the applicable committee’s considerations and actions with respect to certain risks. Finally, the Board, when appropriate, receives reports directly from officers and senior management responsible for oversight of particular risks within the Company.

AUDIT COMMITTEE

•The Audit Committee is responsible for primary risk oversight related to our financial reporting, accounting and internal controls.
•The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. These risks relate to a range of issues including strategy, operations, legal/regulatory and cybersecurity, among others.
•The Audit Committee focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.

COMPENSATION AND HUMAN CAPITAL COMMITTEE

•The Compensation and Human Capital Committee is responsible for overseeing our Company’s assessment and management of risk related to our Company’s compensation plans, policies and overall philosophy as more fully described under our “Compensation Review Process.”
•The Compensation and Human Capital Committee maintains primary responsibility for the oversight of and risks related to human capital management, including, but not limited to, retention, management succession, diversity, culture and engagement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

•The Nominating and Corporate Governance Committee oversees risks related to corporate governance, including our overall governance framework and the development of our corporate governance principles.
•The Nominating and Corporate Governance Committee oversees risks related to board and CEO succession.
•The Nominating and Corporate Governance Committee maintains primary responsibility for the oversight of and risks related to the environment and sustainability, including the alignment of such programs with Company strategy.

MANAGEMENT •While the Board oversees our overall risk management, our management is responsible for day-to-day risk management processes.

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Proposal 1 Election of Directors
Cybersecurity Risk Management Oversight
We recognize the critical importance of developing, implementing, and maintaining robust cybersecurity measures to safeguard our information systems and protect the confidentiality, integrity, and availability of our data. Our executive management team is regularly informed of all aspects related to cybersecurity risks and incidents and we have strategically integrated cybersecurity risk management into our broader risk management framework to promote a Company-wide culture of cybersecurity risk management. We believe that this integration ensures that cybersecurity considerations are an integral part of our decision-making processes at every level. Our technology department continuously identifies, evaluates and manages material risks from cybersecurity threats to our critical computer networks, third-party hosted services, communications systems, hardware and software, and our critical data, including intellectual property, confidential information that is proprietary, strategic or competitive in nature, and tenant data in alignment with our business objectives and operational needs. The Board is focused on the critical nature of managing risks associated with cybersecurity threats. The Board has delegated to its Audit Committee oversight of management's processes for identifying and mitigating risks, including cybersecurity-related risks, to help align our risk exposure with our strategic objectives. The Audit Committee engages in regular discussions with management regarding the Company’s significant financial risk exposures and the measures implemented to monitor and control these risks, including those that may result from material cybersecurity threats. These discussions include the Company’s risk assessment and risk management policies.
Assessing, identifying and managing cybersecurity related risks are integrated into our overall ERM process. Cybersecurity related risks are included in the population that the ERM function evaluates to assess the top risks to the enterprise on a quarterly basis. To the extent the ERM process identifies a heightened cybersecurity related risk, management develops risk mitigation plans to minimize the risk. The ERM annual risk assessment is presented to the Audit Committee. For a further description of the cybersecurity risk management policies and practices of the Board and management, see Item 1C of the Form 10-K included in the Company’s Annual Report.

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Proposal 1 Election of Directors
Attendance at Board and Committee Meetings
The Board held five meetings during 2023. Each of the incumbent directors in office during 2023 attended 100% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our annual meeting of shareholders. All of our incumbent directors who were serving at the time of the 2023 annual meeting of shareholders attended the meeting.
Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Lead Independent Director of the Board presides at all executive sessions at which he or she is in attendance. In addition, to the extent applicable, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but our independent directors meet in executive session at least once per year.
Anti-Hedging Policy
The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.
Committees of the Board
The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tanger.com by first clicking on “INVESTOR RELATIONS,” then ”GOVERNANCE” and then “GOVERNANCE DOCUMENTS.”
The table below shows the current membership for each of the standing committees.

	Age	Years on Board	Independent	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee
Jeffrey B. Citrin	66	9
David. B. Henry	75	8
Sandeep L. Mathrani	61	2
Thomas J. Reddin	63	13
Bridget M. Ryan-Berman*	63	15
Susan E. Skerritt	69	5
Steven B. Tanger**	75	30
Luis A. Ubiñas	61	4
Stephen J. Yalof***	61	3
*    Lead Independent Director
**    Non-Executive Chair of the Board
*** Chief Executive Officer

Member	Chair

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Proposal 1 Election of Directors

Audit Committee

Susan E. Skerritt Chair
The Board has established an Audit Committee currently consisting of four of our independent directors, each of whom satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the Board to be “financially literate” as defined in the listing requirements of the NYSE and qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K.
PURPOSE AND RESPONSIBILITIES
•Assists the Board in fulfilling its oversight of:
–our accounting and the integrity of our financial statements and financial reporting process;
–our compliance with legal and regulatory requirements;
–the qualifications and independence of our independent registered public accountants;
–the performance of our independent registered public accountants and our internal audit function;
–our systems of disclosure controls and procedures; and
–our enterprise risk management, including risks related to cybersecurity.
•Prepares any audit committee report required by the regulations of the Securities Exchange Commission (“SEC”) to be included in our annual proxy statement;
•Appoints, retains, oversees and provides compensation for the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants; and
•Discusses with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.
During 2023, there were five meetings of the Audit Committee.
Our Board has delegated oversight of compliance with our code of ethics to the Audit Committee, including the review of related party transactions and the granting of waivers to the code of business conduct and ethics. If the Audit Committee grants any waivers to the code of business conduct and ethics for any of our executive officers and directors, we will promptly disclose such waivers as required by law or NYSE regulations.

Members Jeffrey B. Citrin David B. Henry Sandeep Mathrani Meetings in 2023: 5

Tanger Inc. | 2024 Proxy Statement	31

Proposal 1 Election of Directors

Compensation and Human Capital Committee

Thomas J. Reddin Chair
The Board has established a Compensation and Human Capital Committee currently consisting of four of our independent directors, each of whom meets the NYSE’s additional standards for compensation committee membership and qualifies as a non-employee director for purposes of Section 16 of the Exchange Act.
PURPOSE AND RESPONSIBILITIES
•Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO;
•Evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determines compensation for our CEO;
•Makes recommendations to the Board with respect to the compensation of other executive officers and directors;
•Administers the Company’s Amended and Restated Incentive Award Plan (the “Incentive Award Plan”), except in the case of awards to non- employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors);
•Selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards; and
•Reviews programs and strategies related to human capital management, including retention, management succession, diversity, culture and engagement.
During 2023, there were three meetings of the Compensation and Human Capital Committee.

Members Jeffrey B. Citrin Sandeep L. Mathrani Bridget M. Ryan-Berman Meetings in 2023: 3

32	Tanger Inc. | 2024 Proxy Statement

Proposal 1 Election of Directors

Nominating and Corporate Governance Committee

Luis A. Ubiñas Chair
The Board has established a Nominating and Corporate Governance Committee currently consisting of four of our independent directors.
PURPOSE AND RESPONSIBILITIES
•Makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board;
•Recommends individuals for the Board to nominate for election as directors;
•Recommends individuals for appointment to committees of the Board;
•Establishes procedures for the Nominating and Corporate Governance Committee’s oversight of the annual evaluation of the Board and management;
•Identifies and recommends approaches to director orientation and continuing education and develops and recommends to the Board corporate governance guidelines;
•Evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board may be better served by adding new members with different skills, backgrounds or areas of experience;
•Assists the Board in maintaining a skills matrix as a tool for considering the experience of directors; and
•Reviews the Company’s programs with respect to the environment and sustainability.
During 2023, there were four meetings of the Nominating and Corporate Governance Committee.

Members David. B. Henry Thomas J. Reddin Bridget M. Ryan-Berman Meetings in 2023: 4

In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may engage a third party search firm to identify names of potentially qualified candidates.
The Board values directors who will bring a sufficient range of different perspectives to bear, generate appropriate discussion and debate, and fulfill their oversight responsibilities to foster significant value creation for our shareholders. The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with NYSE listing requirements; personal integrity and other qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and diversity of viewpoints, background, experience, gender, race, ethnicity and other attributes. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters- Shareholder Proposals and Nominations for the 2025 Annual Meeting of Shareholders-Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources.

Tanger Inc. | 2024 Proxy Statement	33

Proposal 1 Election of Directors
Communications with Directors
Any shareholder or interested party is welcome to communicate with our Lead Independent Director, any other director, the non-employee directors as a group or the Board as a whole by writing to the relevant director(s) as follows: Tanger Inc., c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.
Compensation of Directors
The annual compensation to the non-employee directors for 2023 was set and approved by the Board based on the recommendations of our independent compensation consultants engaged by the Compensation and Human Capital Committee, and did not change from the compensation paid to non-employee directors in 2022. Compensation paid to our non-employee directors for services in 2023 is described below.
Annual Non-Employee Director Compensation

Director Retainers

■	$60,000 Annual Cash Retainer
■	$165,000 Annual Equity Retainer

Lead Independent Director and Committee Chair Additional Retainers
Our current President and CEO, Mr. Yalof, who is also a director, is not paid any director fees for his services as director of the Company. Mr. Tanger, who served as our Executive Chair of the Board in 2023 similarly did not receive any director fees for his services as a director of the Company in 2023. As of January 1, 2024, Mr. Tanger transitioned to Non-Executive Chair of the Board. In this role, he will be compensated in accordance with the Company’s director compensation policy outlined below, with an additional cash retainer of $70,000 for his role as Non-Executive Chair. Mr. Tanger will not earn any additional compensation beyond the aforementioned retainer amounts. Our non-employee directors’ annual cash retainer will increase to $70,000 in 2024 and the annual equity retainer will increase to $175,000 in 2024. The Lead Independent Director cash retainer will increase to $70,000 in 2024. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings
Equity Compensation
We may from time to time grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation and Human Capital Committee. However, as set forth in the Incentive Award Plan, a non-employee director may not receive awards under the Incentive Award Plan with an aggregate value in excess of $500,000 during any fiscal year. The Board approved awards of restricted Common Shares to each non-employee director with a grant date fair value of approximately $165,000 for 2023. The non-employee directors' restricted common shares generally vest ratably over periods ranging from one to three year periods.

34	Tanger Inc. | 2024 Proxy Statement

Proposal 1 Election of Directors
In addition, the Director Deferred Share Program of Tanger Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends earned with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2023, two non-employee directors participated in the Director Deferred Share Program, as described in the footnotes to the Director Compensation Table below.
Minimum Equity Ownership Guidelines
The Board expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold Common Shares with a value equal to five times the base annual board retainer within five years of joining the Board. All non-employee directors who have been board members for at least 5 years met the share ownership guidelines as of December 31, 2023.
Director Compensation Table
The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2023:

Name	Fees Earned or Paid in Cash	Share Awards(1)	All Other Compensation(2)	Total
Jeffrey B. Citrin(3)	$60,000	$165,010	$17,133	$242,143
David B. Henry	85,000	165,010	17,133	267,143
Sandeep L. Mathrani	60,000	165,010	13,479	238,489
Thomas J. Reddin	85,000	165,010	17,133	267,143
Bridget M. Ryan-Berman	85,000	165,010	17,133	267,143
Susan E. Skerritt	85,000	165,010	17,133	267,143
Luis A. Ubiñas(4)	75,000	165,010	17,133	257,143
(1)The amounts in this column represent the grant date fair value of restricted Common Share awards granted during 2023. Each incumbent director serving in 2023 was granted 9,413 restricted Common Shares with a grant date fair value of $17.53 per share. A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2023 audited consolidated financial statements on pages F-46 through F-51 of our 2023 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2023, totaled 134,819 Common Shares and for each director, except for Mr. Mathrani, consisted of the following: 9,413 restricted Common Shares granted during 2023 with a grant date fair value of $17.53 per share. 6,618 restricted Common Shares granted during 2022 with a grant date fair value of $16.62 per share, and 3,767 restricted Common Shares granted during 2021 with a grant date fair value of $14.60 per share The aggregate number of unvested restricted Common Shares held by Mr. Mathrani totaled 16,031 and consisted of the following: 9,413 restricted Common Shares granted during 2023 with a grant date fair value of $17.53 per share and 6,618 restricted Common Shares granted during 2022 with a grant date fair value of $16.62.
(2)Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.
(3)Mr. Citrin deferred all of his cash and equity compensation in 2023 pursuant to our Director Deferred Share Program. Mr. Citrin received 17,928 deferred shares in connection with 2023 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.
(4)Mr. Ubiñas deferred all of his equity compensation in 2023 pursuant to our Director Deferred Share Program. Mr. Ubiñas received 11,375 deferred shares in connection with 2023 equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.

Tanger Inc. | 2024 Proxy Statement	35

Executive Compensation
Compensation Discussion and Analysis
Introduction
The Compensation and Human Capital Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This “Executive Compensation” section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for fiscal year 2023, which were determined by the Compensation and Human Capital Committee. For the fiscal year ended December 31, 2023, our NEOs and their titles were as follows:

Steven B. Tanger(1) Executive Chair of the Board	Stephen J. Yalof President and Chief Executive Officer (“CEO”)	Michael J. Bilerman Executive Vice President, Chief Financial Officer and Chief Investment Officer (“CFO”)	Leslie A. Swanson Executive Vice President - Chief Operating Officer (“COO”)	Andrew R. Wingrove(2) Executive Vice President - Chief Commercial Officer (“CCO”)
(1)Mr. Tanger transitioned to non-executive Chair of the Board on January 1, 2024.
(2)Mr. Wingrove separated from the Company on February 9, 2024.
The Compensation Discussion and Analysis includes the following sections:

Executive Summary	Compensation Review Process	2023 Compensation	Governance Policies Relating to Compensation
Summarizes our efforts to engage shareholders with regard to “Say-on-Pay”, compensation highlights and 2023 Business Recap.	Outlines the role of the Compensation and Human Capital Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.	Provides a more detailed description of our compensation program as applied to our NEOs.	Details other governance policies and processes related to our executive compensation program.

See page 37	See page 41	See page 45	See page 55

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Executive Compensation

Executive Summary

We are one of the leading owners and operators of outlet and open-air centers in the United States and Canada. We are a fully-integrated, self-administered and self-managed REIT, which focuses on developing, acquiring, owning, operating and managing outlet and open-air shopping centers. We have a primary objective to maximize TSR through growth in FFO and asset value appreciation. Our Company was built on a firm foundation of strong and enduring business relationships coupled with disciplined business practices. We partner with many of the world's best known and most respected brands and retailers. By fostering and maintaining strong relationships with these successful, high volume companies, we believe we have been able to solidify our position as a leader in the outlet and open-air retail industry for over thirty years. The confidence and trust that we have developed with our retail partners from the very beginning has allowed us to forge the impressive retail alliances that we enjoy today with our brands and retailers. Our seasoned team of professionals with diverse sets of expertise utilize the knowledge and experience that we have gained to give us a competitive advantage in the outlet and open-air retail business.
The Compensation and Human Capital Committee strongly believes that our executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders. Our executive compensation program is designed to motivate, attract and retain highly-qualified executives with this unique and proven skill set and to align the CEO and other NEOs’ interests with those of our shareholders. In years that our shareholder value has increased, aggregate compensation for our CEO and other NEOs has generally increased. Conversely, in years that our Common Shares have underperformed, aggregate compensation for our CEO and other NEOs has generally declined. We believe that such alignment is strongly evidenced by the 2023 compensation and the current outstanding equity awards held by our NEOs.
Shareholder Engagement and Listening to Our Shareholders
We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders. We annually conduct outreach efforts, now led by Ms. Bridget M. Ryan-Berman, our Lead Independent Director, to understand and address any potential shareholder concerns.
In addition to our Shareholder Engagement from our Board, management maintains active dialogue with the financial community and during 2023, we elevated our efforts to engage with the investment community and other key stakeholders through frequent discussions, meetings and property tours.
Our shareholders approved the 2023 advisory executive compensation say on pay vote at a rate of 96.3% of votes cast. We believe that the overwhelming support of our shareholders, as shown in the chart below, indicates that our shareholders are generally supportive of our approach to executive compensation.
Say on Pay Results

Tanger Inc. | 2024 Proxy Statement	37

Executive Compensation
Compensation Highlights
Summary of CEO Direct Compensation
The following table highlights the components of compensation that the Compensation and Human Capital Committee deemed most important in considering compensation for our CEO. Thus, for direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and all “other” compensation (see “All Other Compensation” in the “2023 Summary Compensation Table” on page 58 for items included in “other” compensation).

	Year	Salary	Cash Bonus(1)	Time-Based Equity Awards	Performance-Based Equity Awards	Total Direct Compensation(2)
Stephen J. Yalof, President and CEO	2023	850,000	1,477,318	1,400,016	2,100,011	5,827,345
	2022	850,000	1,420,828	1,200,014	1,800,005	5,270,847
	% Change	—%	4%	17%	17%	11%
(1)Mr. Yalof’s target cash bonus compensation is set at 125% of his base salary. Due to the performance the Company achieved in 2023, Mr. Yalof earned a cash bonus payout of 174% of salary.
(2)For direct comparison purposes, excludes dividends paid on unvested Common Shares and “other” amounts.
Pay-for-Performance Alignment
The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. We have designed an effective pay-for-performance program whereby a significant portion of each executive officer’s compensation is tied to performance-based cash and equity awards. Thus, in periods where we have superior performance in our operating results and TSR, our executive officers generally will realize higher levels of compensation. Likewise, in periods of poor performance, our executive officers generally will realize significantly lower levels of compensation.
Realized Pay
Annual compensation data shown in the Summary Compensation Table on page 58 is presented in accordance with the SEC’s requirements. This mandated format is based on accounting rules that reflect the grant date fair value of the award at the time of grant, which can differ significantly from the value that is ultimately earned from these awards. Therefore, the Compensation and Human Capital Committee believes that utilizing realized compensation in its evaluation of CEO pay is an appropriate additional consideration to accurately measure the alignment of CEO pay-for-performance.

38	Tanger Inc. | 2024 Proxy Statement

Executive Compensation
TSR-Based Performance Award Status
Our CEO and other NEOs participate in multi-year award programs that are based exclusively on the Company’s three-year absolute and relative TSR to directly align our executives’ compensation to shareholder returns. The chart below depicts each current Performance Share Plan (“PSP”) on a program-by-program basis and the amounts realized or projected to be earned based on the Company’s TSR performance as of December 31, 2023. Note, however, that the actual awards earned in respect of the 2021 PSP were determined at the end of the performance period, in February 2024, to be achieved at the maximum for both the absolute and relative portions of the award. The performance period for the 2020 PSP ended in February 2023. The absolute and relative portions of the 2020 award had a maximum payout.

PSP Performance Period and Metrics	Weight	2021	2022	2023	2024	2025	2026	Payout %
2021 PSP			95% Completed
Absolute TSR	33%		Tracking at Maximum and 100% Projected to be Earned					33.00%
Relative TSR vs. FTSE NAREIT Retail Index	67%		Tracking at Maximum and 100% Projected to be Earned					67.00%
Total								100.00%
2022 PSP				62% Completed
Absolute TSR	33%			Tracking at Maximum and 100% Projected to be Earned				33.00%
Relative TSR vs. FTSE NAREIT Retail Index	67%			Tracking at Maximum and 100% Projected to be Earned				67.00%
Total								100.00%
2023 PSP					27% Completed
Absolute TSR	33%				Tracking at Maximum and 100% Projected to be Earned			33.00%
Relative TSR vs. FTSE NAREIT Retail Index	67%				Tracking at Maximum and 100% Projected to be Earned			67.00%
Total								100.00%
Significant At-Risk Compensation
A substantial portion of our CEO’s and other NEOs’ pay is tied to company performance and is at risk. Approximately 40% of our CEO’s performance year 2023 compensation was paid in cash, and approximately 85% was variable, subject to the Company’s performance. Across our remaining NEOs, the average 2023 performance year amount paid in cash was approximately 49% and approximately 80% was variable, subject to the Company’s performance.

CEO

Other NEOs

■	Base Salary	■	Annual Cash Incentive Award	■	Long-Term Incentive Equity Awards

Tanger Inc. | 2024 Proxy Statement	39

Executive Compensation
2023 Business Recap
2023 was a transformative year for us, as we continued to grow our portfolio, leverage our platform capabilities to grow value for our stakeholders, and enhance the shopping experience for our customers by implementing placemaking strategies and elevating our retail offerings. Our 2023 financial results reflect our ability to:
•deliver organic growth driven by strategic leasing and proactive asset management,
•maximize traffic and shopper engagement through measurable and relevant digital communications and compelling offers in collaboration with our tenants,
•further intensify our real estate over time including outparcel activation and unlock additional revenue opportunities, and
•selectively pursue the acquisition and development of additional open-air centers.
During 2023, we continued to demonstrate our ability to create value for our shareholders,through dividends totaling $0.97, which was a 21% increase over the total dividends paid in 2022, and share price appreciation that combined to result in TSR that significantly outpaced the retail real estate investment trust (“REIT”), total REIT and S&P 500 indices. In 2023 we added three new centers to our portfolio. Our ground up development, Tanger Outlets Nashville, which features a transformational design and dynamic retail mix, and two property acquisitions – Asheville Outlets, in Asheville, NC and Bridge Street Town Centre in Huntsville, AL, the first lifestyle center in our portfolio. All three new center additions are consistent with our long-term strategy of investing in dominant open-air retail centers in markets that benefit from outsized residential and tourism growth and that we believe can immediately benefit from the Tanger leasing, marketing and operations platforms.
Tanger Inc.
1-Year and 3-Year Total Shareholder Return - 2023

1-Year Total Shareholder Return	3-Year Total Shareholder Return

#1 TSR Dow Jones U.S. Real Estate Retail Index	#1 TSR Dow Jones U.S. Real Estate Retail Index	#1 TSR Dow Jones Equity ALL REIT Index (1)	#1 TSR Dow Jones Equity ALL REIT Index

1 Year 2023	Trailing 3 Years (2021-2023)	1 Year 2023	Trailing 3 Years (2021-2023)

(1)#1 of Internally-managed constituents. Ranked #2 overall.

40	Tanger Inc. | 2024 Proxy Statement

Executive Compensation

Compensation Review Process

Compensation Program Objectives
The objectives of the Company’s compensation program are as follows:

Motivate, attract and retain highly qualified executive management employees who are enthusiastic about the Company’s mission, performance, and culture.
Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.
Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

Compensation Program Rewards
The Company’s compensation program rewards teamwork and individual officer contributions to the Company’s annual and longer-term goals. Annual cash performance-based incentives reward executive officers based on Company financial performance. While the individual amounts of incentive compensation paid may vary among officers, the performance targets that are set are generally the same for all officers. This creates an environment where all officers work together to achieve a common goal. See “2023 Compensation - Annual Cash Incentives: Description and Analysis” on page 46 for further discussion of performance targets used to set 2023 compensation. Additionally, equity-based awards are designed to provide long-term incentives that reward price appreciation of our Common Shares over a multi-year period.
We also believe that the Company’s executive compensation program does not encourage excessive risk taking. The Compensation and Human Capital Committee has incorporated the following risk-oversight and compensation-design features to guard against excessive risk taking:
•Review and approval of corporate objectives by the Compensation and Human Capital Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;
•Base salaries consistent with each executive’s responsibilities so that the executive is not motivated to take excessive risks to achieve a reasonable level of financial security;
•A significant portion of each executive’s compensation is tied to the future share performance of the Company;
•Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation;
•Robust share ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy; and
•A mix of cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

Tanger Inc. | 2024 Proxy Statement	41

Executive Compensation
Role of the Compensation and Human Capital Committee
The purposes and responsibilities of the Compensation and Human Capital Committee include the following:
•Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
•Make recommendations to the Board with respect to the compensation of non-employee directors and executive officers other than the CEO;
•Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
•Oversee, with management, regulatory compliance with respect to compensation matters.
The Compensation and Human Capital Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation and Human Capital Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation and Human Capital Committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.
Role of the Compensation Consultant and Use of Market Data
In setting compensation for fiscal 2023 performance, the Compensation and Human Capital Committee engaged FPC, an independent compensation consultant, to assist in determining the appropriate amounts, types and mix of executive compensation. The Compensation and Human Capital Committee, with the help of its independent compensation consultant:
•reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation program with the compensation programs of our competitors;
•develops, based in part on this data, a compensation plan that is intended to maintain and strengthen the link between corporate performance and shareholder returns while being generally competitive within our industry; and
•evaluates benchmark data of compensation paid by peer group companies, not to target a specific percentile of compensation, but rather as a frame of reference to establish NEO compensation opportunities.
Based on the Company’s and the individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation and Human Capital Committee, in consultation with FPC, determined the appropriate level of annual compensation opportunities.
During 2023, FPC analyzed data prepared by management regarding the Company’s total compensation obligations to the NEOs, including realized compensation from the prior year and targeted cash compensation for the current year. FPC also analyzed the mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation and total compensation of officers with similar duties and responsibilities, as well as similar rank within the NEO group, at the peer group companies.
For fiscal 2023, FPC recommended the level of base and incentive cash bonus compensation to be set for each NEO as well as the amount of equity awards to be granted to each NEO (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards), based on its review of peer data, industry trends, existing employment agreements and current compensation levels, and other factors. The Compensation and Human Capital Committee considered FPC’s recommendations and analysis when determining base salaries and annual and long-term incentives.
The Compensation and Human Capital Committee considers a variety of factors when constructing an appropriate peer set. As we are the only public focused predominantly outlet REIT, which requires certain unique skill sets, background, and relationships, we elected to expand into the broader retail REIT industry for selecting appropriate peers. In the graphic below we have identified several key factors the Compensation and Human Capital Committee considers when choosing an appropriate peer group, such as who the Company competes with for talent, tenants, and investors. FPC makes recommendations regarding composition of our peer group.

42	Tanger Inc. | 2024 Proxy Statement

Executive Compensation

Corporate Structure and Primary Industry Focus	There are currently no publicly traded REITs with a primary focus on the Outlet industry, so we look at public retail-focused REITs.

Public Retail-Focused REITs	Regional Malls, Shopping Centers, and other Retail Focused Properties

Against whom does the Company compete for executive talent?	While we generally compete for human capital within the real estate industry, we sometimes obtain talent from companies in other industries, such as technology.

Against whom does the Company compete for tenants and investors?	Our outlet centers have begun adding a new variety of tenants, and the Company has acquired its first open-air lifestyle center, thus competing more directly with the shopping center REITs

Company Size (as defined by market and total capitalization, and number of employees)
The Companies we selected are of similar size and scope. The Compensation and Human Capital Committee contemplated additional companies that invest in similar markets to us, such as Simon Property Group (“Simon”), however, it ultimately determined that in light of its substantially larger size, they would not be appropriate at this time, despite the fact that our current President and CEO, Mr. Yalof, previously ran Simon’s outlet center business.

The Compensation and Human Capital Committee will continue to assess the composition of the peer group to determine the appropriateness of each peer company.
The following table provides the names and certain key information for each peer company at the time the Compensation and Human Capital Committee reviewed the peer group market data, as sorted by implied equity market capitalization.

Peer(1)	# of Employees(2)	Implied Equity Market Capitalization ($M)	Total Capitalization ($M)	Sector
Regency Centers Corporation	497	$12,441.1	$17,183.2	Shopping Center
Federal Realty Investment Trust	301	8,595.5	13,626.4	Shopping Center
NNN REIT, Inc,	82	7,864.7	12,225.2	Single Tenant
Kite Realty Group Trust	229	5,096.9	7,997.5	Shopping Center
Phillips Edison & Company, Inc.	290	4,955.5	6,929.9	Shopping Center
Tanger Inc.	386	3,146.3	4,671.5	Outlet Center
SITE Centers Corp.	220	2,851.0	4,689.4	Shopping Center
Four Corners Property Trust, Inc.	516	2,320.8	3,438.2	Single Tenant
Urban Edge Properties	109	2,256.6	4,060.0	Shopping Center
Retail Opportunity Investments Corp.	71	1,884.8	3,279.6	Shopping Center
InvenTrust Properties Corp.	104	1,718.3	2,535.8	Shopping Center
Acadia Realty Trust	117	1,711.0	4,055.2	Shopping Center
Saul Centers, Inc.	137	1,322.0	2,896.6	Shopping Center
(1)RPT Realty was utilized as a peer company in determining 2023 compensation, though was acquired in January 2024. As such, it has been excluded from the peer group data shown above.
(2)Consists of full-time-equivalent employees working for the company and its subsidiaries. Assumes two part-time employees equal one full-time employee, but excludes temporary employees.

Tanger Inc. | 2024 Proxy Statement	43

Executive Compensation
Determination of Compensation Consultant’s Objectivity
The Compensation and Human Capital Committee recognizes that it is essential to receive objective advice from its outside independent compensation consultant. As a result, the Compensation and Human Capital Committee does not allow the Company to engage FPC in matters unrelated to executive compensation.
Role of Management and the Chief Executive Officer in Setting Executive Compensation
On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The CEO is actively engaged in setting compensation for executives (other than himself) through a variety of means, including recommending for Compensation and Human Capital Committee approval the financial performance goals for the executive team. He works closely with the CFO and General Counsel in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for other members of senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The Compensation and Human Capital Committee determines the compensation and performance goals of the executive team after receiving the recommendations from the CEO. The Compensation and Human Capital Committee will consider, but is not bound by and does not always accept, the recommendations of the CEO with respect to executive compensation. For 2023, all NEOs were generally subject to the same financial performance goals as the other officers, all of which are approved by the Compensation and Human Capital Committee.

44	Tanger Inc. | 2024 Proxy Statement

Executive Compensation

2023 Compensation

We believe that the following discussion is a useful presentation of the Compensation and Human Capital Committee’s decisions with regard to 2023 NEO compensation. The following discussion should be read in conjunction with the Summary Compensation Table presented on page 58 where, in accordance with SEC rules, we present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.
The Compensation and Human Capital Committee received information from FPC, its compensation consultant, and management for consideration in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2023 performance. Among the factors considered for our executive compensation generally, and for the NEO compensation in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to any factor, which may differ among individual NEOs, and instead factors are reviewed on a holistic basis.
Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation and Human Capital Committee and FPC. Payouts are generally based on actual financial results, measured against the targets approved by the Compensation and Human Capital Committee under our incentive compensation plans for the fiscal year just ended. In addition, these results are a consideration in setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation and Human Capital Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.
In evaluating the performance of the CEO and setting his compensation, the Compensation and Human Capital Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. See “2023 Business Recap” on page 40 for a summary of our operational achievements in 2023.
The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation in the form of time-based awards and performance share awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also taking into account annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

	PAY ELEMENT	OBJECTIVES

Fixed Component	Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers

Performance-Based Component
	Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation

Annual Long-Term Equity Incentive
To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

	Performance Share Plan	To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for TSR performance in excess of rigorous, predetermined absolute and relative hurdles

Tanger Inc. | 2024 Proxy Statement	45

Executive Compensation
Base Salary: Description and Analysis
Although the Compensation and Human Capital Committee does not benchmark salaries to any specific percentile of base salaries paid to comparable officers in the peer group, the NEOs are paid base salaries within the range of those paid to comparable officers in the peer group and sufficient to attract high-quality executive talent and maintain a stable management team.
Base salaries received for 2023 and 2022 were as follows:

Named Executive Officer	2023 Base Salaries	2022 Base Salaries
Steven B. Tanger, Executive Chair(1)	$425,000	$637,500
Stephen J. Yalof, President and CEO(1)	850,000	850,000
Michael J. Bilerman, CFO (2)	500,000	500,000
Leslie A. Swanson, COO	400,000	375,000
Andrew R. Wingrove, former CCO	330,000	n/a
(1)On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board, through January 1, 2024, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company. On January 1, 2024 Mr. Tanger transitioned to non-executive Chair of the Board.
(2)Represents Mr. Bilerman’s annual base salary on a go-forward basis. His pro-rata salary for 2022 based on his employment commencement date of November 29, 2022 was $41,667.
Each of Messrs. Tanger and Yalof have an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain agreed upon amounts. See “Employment Contracts” on page 63.
Annual Cash Incentives: Description and Analysis
Incentive Cash Bonus Plan for Executive Officers
During 2023, each of our named executive officers was eligible to receive an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (the “Incentive Cash Bonus Plan”). For 2023, the Incentive Cash Bonus Plan was designed to reward the achievement of both financial and strategic performance criteria as approved and set by the Compensation and Human Capital Committee.
Each year, we define annual incentive cash bonus threshold, target, and maximum payout opportunities for our NEOs. For 2023, these opportunities were defined as a percentage of base salary, as shown in the table below. For dollar amounts potentially payable under these annual incentive cash bonus opportunities, see the "2023 Grants of Plan-Based Awards" table on page 59. The 2023 threshold, target, and maximum opportunities for our continuing NEOs as a percentage of base salary were unchanged from 2022.
The threshold, target and maximum amounts for our NEOs in 2023 were as follows (as a percentage of base salary):

Named Executive Officer	Threshold	Target	Maximum
Steven B. Tanger, Executive Chair	75%	100%	150%
Stephen J. Yalof, President and CEO	93.8%	125%	187.5%
Michael J. Bilerman, CFO	75%	100%	150%
Leslie A. Swanson, COO	75%	100%	150%
Andrew R. Wingrove, former CCO	75%	100%	150%

46	Tanger Inc. | 2024 Proxy Statement

Executive Compensation
Performance Objectives & Achievements. The original Incentive Cash Bonus Plan established in February of 2023 included the following financial and strategic performance criteria:

Performance Criteria	Weighting	Rationale For Including In Plan

Financial Performance Targets:
•Core FFO per share		Encourages focus on profitability as measured by the most frequently assessed REIT earnings measure.
•Percentage change in Same Center NOI		Encourages focus on internal growth at existing portfolio.
•Operating Margin Growth		Encourages focus on operating efficiencies through increased revenues and reduction in operating and general and administrative expenses.
•Strategic Performance in Growth Initiatives, Sustainability and Customer Loyalty		Encourages execution of Company’s strategic business plan.
The performance levels under these metrics were established in first quarter of 2023 based on the original 2023 budget/operating plan. At the time the specific strategic objectives were set, as in year’s past, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill. Changes made to the Incentive Cash Bonus Plan in 2023, included the following: (1) removal of the individual performance metric, (2) removal of consolidated net debt to adjusted EBITDA ratio metric, (3) inclusion of Operating Margin Growth as a metric, and (4) a change in weighting as a result of (1)-(3). At the request of the Compensation and Human Capital Committee to assist with setting 2023 performance levels, the Company prepared an analysis of the actual performance levels achieved for the last three years, as well as the average of this three-year period. The average results were compared to the operating and financial performance level budgets approved by the Board for 2023. The Compensation and Human Capital Committee generally sets performance levels for each criterion at or above the current year budget levels. The budget reflects management’s assumptions regarding performance during the year taking into account many factors, both internal and external. The Compensation and Human Capital Committee may approve performance levels for the current year below the prior year performance levels when considering the current year’s budget or other factors including factors outside management’s control.
FINANCIAL PERFORMANCE AND STRATEGIC OBJECTIVES
The 2023 performance levels for Core FFO and Same Center NOI were both set at amounts higher than the previous year’s performance levels. At the time the performance criteria were set, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill.

Tanger Inc. | 2024 Proxy Statement	47

Executive Compensation
The corporate performance criteria and the performance levels required under the Incentive Cash Bonus Plan for 2023 approved by the Compensation and Human Capital Committee, as compared to our level of achievement, were as follows:
NEOs

	2023 Performance Levels			Actual Results	Weighting(1)	Achievement Levels
Performance Criteria	Threshold	Target	Maximum

Core FFO per share	$1.87	$1.90	$1.96	$1.96		Maximum

Percentage Change in Same Center NOI	3.5%	4.7%	6.7%	6.2%		Between Target and Maximum

Operating Margin Growth	50bps	80bps	140bps	120bps		Between Target and Maximum

Strategic Performance in Growth Initiatives, Sustainability and Customer Loyalty	1 of 3 objectives	2 of 3 objectives	3 of 3 objectives	2.7 of 3 objectives		Between Target and Maximum

In 2023 the Company fell between the target and maximum financial performance level for its Same Center NOI and Operating Margin, while achieving maximum performance for the Core FFO goal. The Compensation and Human Capital Committee determined that the strategic performance element was achieved at the 90% level due to management’s accomplishments including a) successfully executing the company’s external growth strategy by growing the company’s footprint on an accretive basis through 2 new center acquisitions, b) making meaningful progress toward the Company’s 2050 Carbon Neutral goal by reducing its emissions footprint by at least 3% and building on other sustainability initiatives through the expansion of its solar platform, growth of its EV charging network and improvements in its waste diversion rate, and c) launching a customary loyalty program and building a meaningful subscriber base thereto.
The Compensation and Human Capital Committee, in its discretion, may adjust the predetermined Core FFO targets to exclude significant charges which they believe are not indicative of the Company’s ongoing operating performance. See “Actual 2023 Annual Cash Incentive Awards” below, for the amount of annual incentive cash bonuses received by each NEO pursuant to the above results. Further, for a reconciliation of Core FFO, Same Center NOI, Net Debt and Adjusted EBITDA to their most directly comparable GAAP financial measures, please see Appendix A to this Proxy Statement.
The Compensation and Human Capital Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are generally paid. If maximum targets are met or exceeded, bonuses may be significant but are capped as set forth in the table above. If results are between Threshold, Target and Maximum levels, the bonuses are paid out based on linear interpolation between these points.

48	Tanger Inc. | 2024 Proxy Statement

Executive Compensation
Actual 2023 Annual Cash Incentive Awards
All annual incentive cash bonuses to NEOs for 2023 were paid in accordance with the terms described above. The actual cash incentives paid for 2023 were:

Named Executive Officer	Amount Earned	% of Target Earned
Steven B. Tanger, Executive Chair	$590,927	139.0%
Stephen J. Yalof, President and CEO	1,477,318	139.0%
Michael J. Bilerman, CFO	695,208	139.0%
Leslie A. Swanson, COO	556,167	139.0%
Andrew R. Wingrove, former CCO	458,838	139.0%
The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized. Generally, executives must be employed as of the last day of the year to receive payment under the Incentive Cash Bonus Plan for that year. The amounts of the annual cash incentive bonuses earned by each executive with respect to 2023 are set forth below in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
Long-Term Incentives: Description and Analysis
The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of time-based restricted Common Shares or restricted share units, share options or performance-based awards. Equity-based awards deliver increased value only when the value of our Common Shares increases. Long-term incentives are determined by the Compensation and Human Capital Committee based, in part, on peer group compensation practices combined with recommendations of management and the Company’s compensation consultant.
The Compensation and Human Capital Committee generally administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation and Human Capital Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate. The chart below illustrates the average allocation between performance-based and time-based awards for awards granted in 2023 for our NEOs. The Compensation and Human Capital Committee made no changes to the allocation of equity awards in 2023 and kept the same allocation as 2022.

Allocation of Equity Awards for 2023

■	Time-Based
■	Performance Based (PSP)

Tanger Inc. | 2024 Proxy Statement	49

Executive Compensation
Summary of Long-Term Incentive Plans
The table below compares the annual equity compensation awards granted to our NEOs in 2023 and 2022, excluding Mr. Bilerman’s new hire award. This illustrates the operation of our annual equity award program in the ordinary course. As noted below, Mr. Tanger’s annual long-term incentive award was reduced and Mr. Yalof’s was increased as part of the Company’s long-term leadership succession strategy.

Named Executive Officer	Annual Long-Term Incentives(1)			PSP GDFV(2)			Total Equity Compensation
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Steven B. Tanger, Executive Chair	$400,017	$600,015	(33.3%)	$600,002	$900,003	(33.3%)	$1,000,019	$1,500,018	(33.3%)
Stephen J. Yalof, President and CEO	1,400,016	1,200,014	16.7%	2,100,011	1,800,005	16.7%	3,500,027	3,000,019	16.7%
Michael J. Bilerman, CFO	600,017	—	—%	900,008	—	—%	1,500,025	—	—%
Leslie A. Swanson, COO	400,017	400,010	—%	600,002	600,002	—%	1,000,019	1,000,012	—%
Andrew R. Wingrove, CCO(3)	240,003	na	—%	360,008	na	—	600,011	na	—%
(1)Represents the restricted Common Share and restricted share unit awards granted to each NEO in 2023 and 2022. The grant date fair value for restricted Common Share awards granted in 2023 and 2022 is the closing price of the Company’s Common Shares on the day prior to the grant date, which was $17.53 and $16.62, respectively.
(2)Represents the notional units granted to each NEO under the 2023 and 2022 PSPs, multiplied by the grant date fair values of $12.08 and $11.68, respectively. The grant date fair values were based on probable performance outcomes computed in accordance with FASB ASC 718.
(3)Mr. Wingrove was not classified as an NEO during the fiscal year ended December 31, 2022. As such, his equity compensation for 2022 has been excluded from this table.
Restricted Common Share and Restricted Share Unit Awards
Awarding restricted Common Shares helps to further align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation and Human Capital Committee considers the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation and Human Capital Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Human Capital Committee generally considers grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved as well as a longer-term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized. During 2023, our Executive Chair, Mr. Tanger, received all of his annual time-based vesting equity awards as restricted share units.
The awards granted on March 15, 2023 are subject to ratable vesting on the first three anniversaries of the grant date. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control” on page 68.

50	Tanger Inc. | 2024 Proxy Statement

Executive Compensation
The Compensation and Human Capital Committee believes that restricted Common Share and restricted share unit grants with time-based vesting features provide the desired incentive to increase the Company’s share price and drive value for our shareholders over the vesting period. The Company’s financial performance, whether superior or poor, will impact the value of the restricted Common Shares and restricted share units, resulting in an increase or reduction, respectively, in the executive officer’s total compensation.
The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share and restricted share unit awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date.
2023 Performance Share Plan (PSP)
During March 2023, the Compensation and Human Capital Committee approved the general terms of the Tanger Inc. 2023 PSP, which provide for the grant of performance awards under the Incentive Award Plan. For the 2023 PSP, the Committee kept the same general structure as the 2022 PSP.
Our PSP is comprised of two distinct metrics that directly align with investors – relative TSR and absolute TSR. Although each is based on TSR, in using both a relative and absolute measurement, two completely different outcomes may result (i.e., we can potentially achieve a maximum on one of the goals and below threshold on the other, etc.). The majority of the PSP (67%) continues to be focused on relative performance, in which we continue to have rigorous goals and require outperformance to achieve a target level payout, with the remaining portion (33%) of our PSP based on absolute performance.
An emerging practice in long-term incentive plan design that has developed is to use absolute TSR performance as a modifier to an award rather than as a standalone performance metric. Although there are different approaches used, the most common methodology for a modifier is to either cap an award payout at target or reduce the award payout by 25% if absolute TSR is negative. The Compensation and Human Capital Committee believes that our program is significantly more rigorous in that the Company must not just have a positive shareholder return to merit a payout on the absolute TSR portion, but rather, must deliver a 26% cumulative TSR over the performance period. In other words, if our absolute TSR is 25% or less, the maximum payout that may be provided is 67% of the PSP.

Tanger Inc. | 2024 Proxy Statement	51

Executive Compensation

2023 PSP

■	Absolute TSR
■	Relative TSR VS. FTSE NAREIT Retail Index

% OF AWARD EARNED	67% RELATIVE TSR VS. FTSE NAREIT RETAIL INDEX	33% ABSOLUTE TSR

	Performance Targets	Performance Targets
20%	Minimum: 30th Percentile	Minimum: 26.0% TSR
60%	Target: 55th Percentile	Target: 33.1% TSR
100%	Maximum: 80th Percentile	Maximum: 40.5% TSR
Any restricted Common Shares earned under the 2023 PSP (the performance period for which concludes on March 13, 2026) will be issued, subject to performance, following the end of the three-year performance period and will then be subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest at the conclusion of the three-year performance period and the remaining 50% would vest upon the completion of one additional year of service, contingent upon continued employment with the Company through each applicable vesting date; provided, however, that Mr. Tanger’s 2023 PSP will vest, subject to performance through the end of the performance period, even though he will no longer be employed by us on that date. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.”
The PSP units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the PSP units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were issued, whether vested or unvested.

52	Tanger Inc. | 2024 Proxy Statement

Executive Compensation
Changes to CEO Compensation Plans For 2023
As part of our long-term leadership succession strategy (see Board Leadership Structure and Risk Oversight on page 27), Mr. Tanger transitioned to Executive Chair of the Company's Board, effective through January 1, 2024 and Mr. Yalof assumed the role of Chief Executive Officer of the Company in 2021. The changes in compensation of Mr. Tanger and Mr. Yalof are reflected in the chart below:

$5,500,000
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$5,354,919
$3,654,919
$850,000
$850,000
$4,115,018
$2,500,018
$807,500
$807,500
$2,775,018
$1,500,018
$637,500
$637,500
$1,850,019
$1,000,019
$425,000
$425,000
2020
2021
2022
2023

Steven B. Tanger, Executive Chair
Stephen J. Yalof, CEO

■	Base Salary	■	Annual Bonus Target	■	Total Equity Compensation
We believe it was beneficial to the Company to retain Mr. Tanger as Executive Chair during this period due to his experience navigating the Company through changing business environments for over thirty years, his extensive knowledge of outlet center operations and management and the industry relationships he has cultivated over the years. As part of the transition to Executive Chair, each of Mr. Tanger's base salary, target bonus and equity compensation was reduced by 33% each year as described in his employment agreement and summarized on page 63. As of January 1, 2024, Mr. Tanger transitioned to Non-Executive Chair of the Board. In this role, he will be compensated in accordance with the Company’s director compensation policy, with an additional cash retainer of $70,000 for his role as Non-Executive Chair. Mr. Tanger will not earn any additional compensation beyond the aforementioned amounts. The table below illustrates the reduction in compensation payable to the Executive Chair through 2023.

Executive Chair Compensation	2022	2023	% Change from 2022-2023
Salary	$637,500	$425,000	(33)%
Target Bonus	637,500	425,000	(33)%
Equity Compensation	1,500,018	1,000,019	(33)%
Transition Letter Agreement Between Mr. Tanger and the Company
In connection with his transition from Executive Chair to non-Executive Chair, effective January 1, 2024, the Company and Mr. Tanger entered into a letter agreement, dated as of September 28, 2023 (the “Letter Agreement”) to memorialize the terms of Mr. Tanger’s retirement. The Letter Agreement generally provides that the Board will nominate Mr. Tanger for re-election in 2024, and that he will serve, if elected, as Non-Executive Chair through the 2025 Annual Meeting of Shareholders. In this capacity, Mr. Tanger will be compensated in accordance with the Company’s director compensation policy, with an additional cash retainer of $70,000 for his role as Non-Executive Chair. In connection with this transition, Mr. Tanger agreed to forego any possible compensation for consulting arrangements as contemplated in his employment agreement. In accordance with the terms of his employment agreement, Mr. Tanger’s time-based equity awards vested fully upon termination and any performance-based awards will remain outstanding and eligible to vest based on actual achievement of the relevant performance measures at the conclusion of the applicable performance period. In addition, Mr. Tanger remains eligible for 18 months of post-termination COBRA continuation coverage, or a payment in lieu of such amount, and certain continued life insurance benefits. Mr. Tanger remains subject to the 12 month post-termination non-competition and non-solicitation covenants included in his employment agreement.

Tanger Inc. | 2024 Proxy Statement	53

Executive Compensation
2024 Compensation Events
Employment Agreement Amendment for Mr. Yalof
The Company extended Mr. Yalof’s employment agreement and made certain other changes to the terms of that agreement, as further described on page 65. Such changes included an increased salary, change in reporting relationship such that Mr. Yalof now reports directly to the Board (and not the Executive Chair), a commitment to issue an equity award in 2024 with a value of at least $3.75 million, and certain adjustments to his severance terms.
Andrew R. Wingrove Separation
In anticipation of material changes to his duties, Mr. Wingrove resigned from employment as the Company’s CCO, effective February 9, 2024.
Retirement Benefits
The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan and certain retirement benefits tor Mr. Tanger pursuant to his employment agreement (see “Employment Contracts-Steven B. Tanger” for additional information). Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company.
Perquisites
The Company does not provide significant perquisites or personal benefits to executive officers. In addition, also consistent with previous years, the Company maintained an insurance policy to provide a life insurance benefit to Mr. Tanger of $5 million. Premiums paid on the policy during 2023 totaled $67,344. Going forward in 2024, we no longer provide this benefit to Mr. Tanger.
Employment Contracts and Change of Control Arrangements
The Company’s business is competitive, and the Compensation and Human Capital Committee believes that it is extremely desirable for the Company to maintain employment contracts or otherwise provide severance protection for its senior executives in the event of certain terminations. As such, each of the named executive officers has either been party to an employment contract or been a participant in our Executive Severance Plan since its adoption in 2021. The employment contracts and Executive Severance Plan generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement or the Executive Severance Plan, as applicable. These severance arrangements are designed to promote stability and continuity of senior management.
Our Compensation and Human Capital Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a change of control of the Company. Very often, senior executives lose their jobs in connection with a change of control. By agreeing upfront to provide severance benefits and accelerated vesting of certain equity grants in the event of a change of control and the executive’s associated termination, our Compensation and Human Capital Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened change of control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.
In 2021, we adopted the Tanger Inc. Executive Severance Plan (the “Executive Severance Plan”) and terminated employment contracts for all executives other than the Executive Chair and CEO. See “Executive Severance Plan” on page 67 for a description of the executive severance plan. See “Employment Contracts” on page 63 for a description of the employment agreements with the Non-Executive Chair and CEO. Mr. Tanger and Mr. Yalof are the only named executive officers with employment contracts as of December 31, 2023.

54	Tanger Inc. | 2024 Proxy Statement

Executive Compensation

Governance Policies Relating to Compensation

Minimum Ownership Guidelines
The Board expects all non-employee directors, the Non-Executive Chair, the CEO and other NEOs to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established the equity ownership guidelines for non-employee directors, the Non-Executive Chair, the CEO and other NEOs. Non-employee directors are required to hold Common Shares with a value equal to 5x the base annual board retainer of $60,000. Newly elected non-employee directors have five years following their election to the Board to meet the share ownership guidelines. Mr. Tanger’s share ownership guideline, pursuant to his transition to Non-Executive Chair, is 5x the annual board retainer (consistent with the policy for other non-employee directors) and Mr. Yalof’s is 6x base salary, consistent with other peer group companies. The other NEOs are required to hold Common Shares with a value equivalent to 3x base salary.
The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines, and stock options, whether or not exercisable, do not. All non-employee directors and executives who have been board members or NEOs for at least five years, met the share ownership guidelines as of March 1, 2024.
Clawback Policy
In 2023, we approved the Tanger Inc. Policy for Recovery of Erroneous Awarded Compensation, effective October 24, 2023, to comply with NYSE listing standards implementing Exchange Act Rule 10D-1 (the “Clawback Policy”). The Clawback Policy generally provides that in the event of certain accounting restatements, the Compensation and Human Capital Committee will take prompt action to recover erroneously awarded incentive compensation from executive officers that was “received” (within the meaning of the rules) in the three prior completed fiscal years. The policy provides the Compensation and Human Capital Committee with broad discretion regarding the means of recovery.
Anti-Hedging Policy
The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.

Tanger Inc. | 2024 Proxy Statement	55

Executive Compensation
Anti-Pledging Policy
Our named executive officers and directors do not have any shares pledged as collateral. The Company has established an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, in order to facilitate the transition to the policy, these prohibitions do not apply to a margin or pledge of securities that was in effect prior to adoption of the policy; provided, that no additional Company securities may be added to any such pre-existing pledge on or after adoption of the policy.
An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board the financial capacity to repay the loan without resort to the pledged securities.
No Golden Parachute Gross-Ups
Section 280G and Section 4999 of the Code provide that certain officers and other service providers who receive significant compensation or hold significant equity interests could be subject to significant additional taxes if they receive certain “golden parachute” payments or benefits in connection with a change of control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and certain named executive officer’s employment contracts provide for a cutback of amounts payable to avoid such additional taxes.

56	Tanger Inc. | 2024 Proxy Statement

Report of the Compensation and Human Capital Committee
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE
THOMAS J. REDDIN (CHAIR)
JEFFREY B. CITRIN
SANDEEP L. MATHRANI
BRIDGET M. RYAN-BERMAN

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2023 Summary Compensation Table
The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2023, 2022, and 2021. In accordance with the SEC’s disclosure rules, information regarding any NEO’s compensation for years priors to the year in which he or she became an NEO is not included in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Steven B. Tanger Executive Chair	2023	425,000	—	1,000,019	—	590,927	269,678	2,285,624
	2022	637,500	—	1,500,018	—	852,529	322,723	3,312,770
	2021	807,500	—	2,500,018	—	1,130,500	360,804	4,798,822
Stephen J. Yalof President and Chief Executive Officer	2023	850,000	—	3,500,027	—	1,477,318	272,857	6,100,202
	2022	850,000	—	3,000,019	—	1,420,828	213,399	5,484,246
	2021	850,000	—	2,500,018	—	1,487,500	245,419	5,082,937
Michael J. Bilerman Executive Vice President, Chief Financial Officer and Chief Investment Officer	2023	500,000	—	1,500,025	—	695,208	150,865	2,846,098
	2022	41,667	1,000,000	2,500,008	1,533,622	—	11,781	5,087,078
	2021	—	—	—	—	—	—	—
Leslie A. Swanson Executive Vice President, Chief Operating Officer	2023	400,000	—	1,000,019	—	556,167	48,324	2,004,510
	2022	375,000	—	1,000,012	—	495,844	39,365	1,910,221
	2021	315,521	—	748,695	—	441,729	21,336	1,527,281
Andrew R. Wingrove Former Executive Vice President, Chief Commercial Officer	2023	330,000	—	600,011	—	458,838	87,875	1,476,724
	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
(1)The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and the grant date fair value of notional units granted under the 2023, 2022, and 2021 Performance Share Plans. A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2023 audited consolidated financial statements on pages F-46 to F-51 of our 2023 Annual Report, Note 16 to our 2022 audited consolidated financial statements on pages F-47 to F-52 of our 2022 Annual Report, and Note 16 to our 2021 audited consolidated financial statements on pages F-46 to F-51 of our 2021 Annual Report, respectively. With respect to the awards granted under the 2023, 2022, and 2021 Performance Share Plans, the grant date fair values were based on probable performance outcomes. The value for the 2023 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $1.2 million for Mr. Tanger, $4.3 million for Mr. Yalof, $1.8 million for Mr. Bilerman, $1.2 million for Ms. Swanson, and $734,00 for Mr. Wingrove. The value for the 2022 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $1.7 million for Mr. Tanger, $3.5 million for Mr. Yalof, and $1.2 million for Ms. Swanson. Mr. Bilerman did not receive any awards under the 2022 PSP Plan. The value for the 2021 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $3.2 million for Mr. Tanger, $3.2 million for Mr. Yalof, and $949,000 for Ms. Swanson.
(2)Amounts reported in 2023 include the following:

Name	Employee Life Insurance Premiums	Dividends Paid on Unvested Restricted Common Shares	401(K) Contribution	Other(1)
Steven B. Tanger	$67,344	$196,449	$5,885	$—
Stephen J. Yalof	—	244,657	13,200	15,000
Michael J. Bilerman	—	150,865	—	—
Leslie A. Swanson	—	42,593	5,731	—
Andrew R. Wingrove	—	75,629	12,246	—
(1)Amount reflects legal fees that were paid on behalf of Mr. Yalof pursuant to the terms of his employment agreement.

58	Tanger Inc. | 2024 Proxy Statement

2023 Grants of Plan-Based Awards
The following table summarizes grants of plan-based awards made to NEOs in the year ended December 31, 2023:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Share Awards: Number of Common Shares or Units (#)(4)	Grant Date Fair Value of Equity Awards ($)(1)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B. Tanger	3/14/2023				—	—	—	22,819	400,017
	3/14/2023				9,934	29,801	49,669		600,002
		318,750	425,000	637,500
Stephen J. Yalof	3/14/2023				—	—	—	79,864	1,400,016
	3/14/2023				34,768	104,305	173,842		2,100,011
		797,300	1,062,500	1,593,750
Michael J. Bilerman	3/14/2023				—	—	—	34,228	600,017
	3/14/2023				14,901	44,702	74,504		900,008
		375,000	500,000	750,000
Leslie A. Swanson	3/14/2023				—	—	—	22,819	400,017
	3/14/2023				9,934	29,801	49,669		600,002
		300,000	400,000	600,000
Andrew R. Wingrove	3/14/2023				—	—	—	13,691	240,003
	3/14/2023				5,960	17,881	29,802		360,008
		247,500	330,000	495,000
(1)The grant date is the date the equity-based awards were approved by the Compensation and Human Capital Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is the closing price of the Company’s Common Shares on the day prior to the grant date, which for the March 14, 2023 awards was $17.53. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2023 PSP may be found in Note 17 to our 2023 audited consolidated financial statements on pages F-46 to F-51 of our Annual Report. With respect to the awards granted under the 2023 PSP, the grant date fair value was based on probable performance outcomes.
(2)These columns show the range of estimated payouts targeted for 2023 performance under our annual Incentive Cash Bonus Plan for our executive officers as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2024 for 2023 performance, based on the metrics described, are set forth above in the column of the Summary Compensation Table titled “Non-Equity Incentive Plan Compensation.”
(3)These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2023 PSP. The notional units convert based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group over a three-year measurement period from March 14, 2023 through March 13, 2026. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation Discussion and Analysis - Long-term Incentives: Description and Analysis” on page 49.
(4)This column shows the Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Year-End Table below. Dividends are paid on unvested restricted Common Shares.

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Outstanding Equity Awards at Year End 2023
The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2023:

	Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(1)		Market Value of Shares or Units that Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Steven B. Tanger	—		—		—	—	22,831	(3)	632,875
							24,068	(4)	667,165
							22,819	(5)	632,543
							150,202	(6)	4,163,599
										155,441	(7)	4,308,825
										77,055	(8)	2,135,965
										49,669	(9)	1,376,825
Stephen J. Yalof	1,000,000	(10)	—		$7.15	4/10/2030	22,831	(3)	632,875
							48,135	(4)	1,334,302
							79,864	(5)	2,213,830
							102,740	(6)	2,847,953
										155,441	(7)	4,308,825
										154,110	(8)	4,271,929
										173,842	(9)	4,818,900
Michael J. Bilerman	—		250,000	(11)	$19.37	11/29/2032	129,066	(12)	3,577,710
							34,228	(5)	948,800
										74,504	(9)	2,065,251
Leslie A. Swanson	—		—		—	—	6,849	(3)	189,854
							16,045	(4)	444,767
							22,819	(5)	632,543
										46,633	(7)	1,292,667
										51,370	(8)	1,423,976
										49,669	(9)	1,376,825
Andrew R. Wingrove	—		—		—	—	21,633	(13)	599,667
							21,660	(4)	600,415
							13,691	(5)	379,515
										30,822	(8)	854,386
										29,802	(9)	826,111
(1)Represents the portion of restricted Common Shares that vest based on rendering service over a specific period of time.

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Outstanding Equity Awards at Year End 2023
(2)Based on the closing price of our Common Shares on December 31, 2023 of $27.72.
(3)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2022, 2/15/2023 and 2/15/2024.
(4)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2023, 2/15/2024 and 2/15/2025.
(5)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 3/15/2024, 3/15/2025 and 3/15/2026.
(6)Represents the portion of restricted Common Shares earned from the conversion of notional units under the 2020 Performance Share Plan (the "2020 PSP"). Restricted Common Shares earned vest 50% on February 15, 2023 and 50% on February 15, 2024.
(7)Represents the portion of restricted Common Shares that may be earned from the conversion of notional units under the 2021 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 21, 2024. Restricted Common Shares earned will vest 50% on February 26, 2024 and 50% on February 15, 2025.
(8)Represents the portion of restricted Common Shares that may be earned from the conversion of notional units under the 2022 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 17, 2025. Restricted Common Shares earned will vest 50% on February 26, 2025 and 50% on February 15, 2026.
(9)Represents the portion of restricted Common Shares that may be earned from the conversion of notional units under the 2023 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending March 13, 2026. Restricted Common Shares earned will vest 50% on March 20, 2026 and 50% on March 15, 2027.
(10)Options vested at a rate of 25% per year, with vesting dates on December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.
(11)Options vest and the restrictions cease to apply on 60% of the award on November 29, 2025, 20% of the award on November 29, 2026 and 20% of the award on November 29, 2027. The vested options will become exercisable on and after the date the market value of the common shares underlying the options is at least equal to 110% of the exercise price of the options.
(12)Restricted Common Shares vest 50% on 11/29/2024, 25% on 11/29/2025, and 25% on 11/29/2026.
(13)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 12/20/2022, 12/20/2023 and 12/20/2024.

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Option Exercises and Common Shares Vested in 2023
The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2023:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Steven B. Tanger	—	—	246,526	4,632,224
Stephen J. Yalof	—	—	279,408	5,325,342
Michael J. Bilerman	—	—	—	—
Leslie A. Swanson	—	—	14,872	279,445
Andrew R. Wingrove	—	—	32,464	815,728
(1)Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

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Equity Compensation Plan Information
The following table provides information as of December 31, 2023 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (A)
Equity compensation plans approved by security holders	2,007,341	(1)	18.15	3,800,000	(2)
Equity compensation plans not approved by security holders	1,000,000	(3)	7.15	—
Total	3,007,341		11.53	3,800,000
(1)Includes (a) 605,000 common shares issuable upon the exercise of outstanding options (268,400 of which are vested and exercisable), (b) 479,097 restricted common shares that may be issued under the 2021 PSP upon the satisfaction of certain conditions, (c) 423,548 restricted common shares that may be issued under the 2022 PSP upon the satisfaction of certain conditions and (d) 499,696 restricted common shares that may be issued under the 2023 PSP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2021, 2022 and 2023 PSP awards, such restricted common shares are not included in the weighted average exercise price calculation.
(2)Represents common shares available for issuance under the Incentive Award Plan. Under the Incentive Award Plan, the Company may award stock options, restricted common shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.
(3)Includes 1,000,000 common shares issuable upon the exercise of outstanding options that were issued to our CEO, Stephen J. Yalof, as an inducement to his entering into employment with the Company and were granted outside of the Company’s shareholder approved equity plan pursuant to NYSE rules. The options to purchase common shares have an exercise price of $7.15. One-fourth of the options vested on each of December 31, 2020, 2021, 2022, and 2023, respectively. The vested options became exercisable once the fair market value of the Common Shares underlying the options became at least equal to 110% of the exercise price of the options.
Employment Contracts
The following summary sets forth the material terms of the employment contracts for Mr. Tanger and Mr. Yalof as well as the offer letter entered into with Mr. Bilerman in effect as of December 31, 2022. In connection with the adoption of an executive severance plan in 2021, all other legacy employment contracts (other than Mr. Tanger and Mr. Yalof) were terminated.
Steven B. Tanger
On January 1, 2024, Mr .Tanger transitioned into the role of Non-Executive Chairman and terminated his employment relationship. The terms of such retirement and transition are detailed in the Letter Agreement between Mr. Tanger and the Company, dated as of September 28, 2023, described on page 53 above.
On December 14, 2016, we entered into an amended and restated employment agreement with Mr. Tanger, which was subsequently amended and restated effective April 28, 2020. Pursuant to the employment agreement, Mr. Tanger continued to serve as CEO of the Company and a member of the Board through January 1, 2021. Pursuant to the employment agreement, Mr. Tanger transitioned to the role of Executive Chairman on January 1, 2021 following the appointment of Mr. Yalof as CEO of the Company and continued to serve as Executive Chairman through January 1, 2024 (December 14, 2016 through such date, the “Contract Term”). In respect of 2020, Mr. Tanger was entitled to an annual base salary of $850,000 (subject to a voluntary reduction), participation in the incentive cash bonus plan and receipt of annual awards under the Incentive Award Plan on terms at least as favorable as annual awards granted to other senior executives. In 2021-2023, Mr. Tanger was entitled to a reduced base salary ($807,500 for 2021, $637,500 for 2022, and $425,000 for

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Equity Compensation Plan Information
2023) and was eligible for an annual incentive bonus ranging from 0-150% of his then-current annual base salary (with a target bonus opportunity of no less than 100% of annual base salary) and annual awards under the Incentive Award Plan on terms determined by the Board.
During the Contract Term and for ninety (90) days thereafter, the Company and the Operating Partnership will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million in the aggregate, with the Company’s share of premiums not to exceed $67,000 annually. In the event of termination of employment prior to the end of the Contract Term (other than due to death, for Cause or without Good Reason), the Company and the Operating Partnership are obligated to pay Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.
If Mr. Tanger’s employment had been terminated without Cause or for Good Reason on or following January 1, 2021, but prior to the end of the Contract Term, Mr. Tanger would have received, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) a payment equal to two hundred percent (200%) of his annual base salary then in effect, payable in installments over 12 months subject to the limitations required to comply with Section 409A, (2) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (3) an amount equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months (the “COBRA Benefit”).
If Mr. Tanger’s employment had been terminated due to death or Disability, Mr. Tanger, or his estate, as applicable, would have received, within 30 days of termination, (1) a lump sum payment equal to the greater of (a) current base salary for the remainder of the Contract Term or (b) 100% of current base salary and (2) a cash payment equal to his annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred.
As noted above on page 53, on December 31, 2023, Mr. Tanger's employment terminated due to the expiration of the Contract Term, at which time Mr. Tanger was deemed to have retired. Pursuant to his employment agreement, upon retirement, Mr. Tanger was eligible to receive, subject to his execution and non-revocation of a release in favor of the Company and its affiliates, (1) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred (as noted in the table below, because Mr. Tanger's retirement did not enhance his bonus entitlement, Mr. Tanger received the full amount of his 2023 bonus irrespective of his retirement) and (2) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents (if Mr. Tanger had not been eligible to elect COBRA continuation coverage, he would have received premiums for privately obtained health insurance for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months). Further, Mr. Tanger's employment agreement provides that the Company was required to offer him a consulting arrangement, pursuant to which Mr. Tanger would make himself reasonably available in the 18-month period following termination to provide consulting services to the Company, with a maximum payment of $250,000 per year. As noted above, Mr. Tanger waived his right to a consulting arrangement following termination per the terms of the Letter Agreement.
In addition, if Mr. Tanger’s employment had been terminated without Cause or for Good Reason, or due to death or Disability, all unvested restricted Common Shares and restricted share units subject to time-based vesting (“Time Based Awards”), including restricted Common Shares received upon settlement of Performance Based Awards, would have fully vested and all unvested equity awards subject to performance based vesting (“Performance Based Awards”) not yet settled in Common Shares would have continued to vest pro-rata through the date of termination subject to the actual achievement of the applicable performance measures. Because Mr. Tanger’s employment was terminated due to expiration of the Contract Term, all Time Based Awards fully vested and all Performance Based Awards will remain outstanding and eligible to vest based on actual achievement of the applicable performance measures.

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Equity Compensation Plan Information
Stephen J. Yalof
Stephen J. Yalof entered into an employment agreement effective April 10, 2020 and initially expiring on December 31, 2023. This contract was amended, effective December 31, 2023, to extend the term of the agreement to December 31, 2026 (or December 31, 2027, unless either party provides notice of non-renewal at least 180 days prior to December 31, 2026). Mr. Yalof’s contract, as amended, provides that he will serve as President and CEO of the Company and the Partnership and (subject to re-election by our shareholders from time to time) as a member of the Board. Pursuant to the terms of the amended agreement, Mr. Yalof’s annual base salary may not be less than $900,000 and he is eligible to receive an annual incentive bonus based on performance criteria approved by the Compensation and Human Capital Committee ranging from 0 – 250% of his annual base salary, with a target bonus opportunity of 150%.
Under the amended agreement, Mr. Yalof is eligible to participate in the Company’s annual long term incentive program on a basis no less favorable than that afforded to other senior officers and the aggregate grant date fair value of Mr. Yalof’s 2024 long-term incentive award will be at least $3.75 million, 40% of which will be in the form of time-vested restricted shares and 60% of which will be in the form of performance-based share units.
If Mr. Yalof’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation an amount equal to his annual base salary and a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.
Further, if his employment is terminated by us without Cause, or by him for Good Reason, he will receive (a) a severance payment equal to two times (i) his annual base salary, plus (ii) his average annual bonus received for the three most recent calendar years, all payable in installments over 12 months and (b) a monthly COBRA continuation subsidy for Mr. Yalof and his dependents, payable for up to 18 months. These severance benefits will be conditioned on Mr. Yalof’s execution of a release of claims.
In addition, if Mr. Yalof’s employment is terminated without Cause or for Good Reason, or due to his death or Disability, he will be entitled to the following equity award treatment: (x) pro-rata vesting of his time vested awards, and (y) pro-rata survival of his performance-based equity awards (which will then vest to the extent the applicable performance goals are achieved at the end of the performance period); provided that if such termination occurs within 12 months following a Change in Control, his performance-based equity awards will vest immediately, without pro-ration, assuming target performance or, if greater, actual performance through the date of termination (with performance goals equitably adjusted to reflect the shortened performance period). However, if the treatment of equity awards provided for in his individual equity award agreements or the Tanger Inc. Executive Severance and Change of Control Plan (the “Executive Severance Plan”) as then in effect is more beneficial than the treatment described above, Mr. Yalof will be entitled to the more beneficial treatment.
If, by the 120th day prior to the expiration of the amended agreement, we do not offer Mr. Yalof a new employment agreement on terms and conditions substantially similar to the amended agreement, or if the term of the amended agreement is not extended due to delivery by us of notice of nonrenewal, Mr. Yalof’s employment will terminate on the last day of the term of the amended agreement and he will receive an amount equal to (i) 100% of his annual base salary, and (ii) an annual bonus for the year of termination.
The amended agreement also provides that, during and following Mr. Yalof’s employment, we will maintain officers and directors fiduciary liability insurance covering him on terms and conditions no less favorable than the terms and conditions applicable to other our other executive officers and Board members.

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Equity Compensation Plan Information
Michael J. Bilerman
Michael J. Bilerman entered into an offer letter with us on September 14, 2022 providing for his employment as Executive Vice President, Chief Financial Officer and Chief Investment Officer. The offer letter provides for an initial annual base salary of $500,000, an initial sign-on equity grant of restricted shares with a target grant date value of $2,500,000 and 250,000 options under the Incentive Award Plan. Such restricted shares shall vest as to 50% of the underlying grant on the second anniversary of Mr. Bilerman’s commencement of employment (the “Effective Date”) and 25% on each of the third and fourth anniversaries of the Effective Date, and the options shall vest as to 60% of the total options on the third anniversary of the Effective Date and 20% on each of the fourth and fifth anniversaries of the Effective Date. Furthermore, Mr. Bilerman will be eligible to receive an annual incentive bonus based on performance criteria approved by the Compensation and Human Capital Committee ranging from 0-150% of his annual base salary, with a target bonus opportunity of 100%. For 2023, Mr. Bilerman will receive an annual base salary of no less than $500,000 and an annual cash incentive bonus of no less than 100% of his annual base salary (subject to the Company achieving target performance). Beginning in 2023, Mr. Bilerman is eligible for an annual long-term equity grant with a value equal to $1,500,000, subject generally to time-based vesting (40%) and performance-based vesting (60%). The offer letter also provides that Mr. Bilerman was entitled to a cash sign-on bonus of $1,000,000 within thirty days of his start date, which bonus is subject to repayment in the event Mr. Bilerman’s employment is terminated for “cause” or for “resignation without good reason” (each as defined in the executive severance plan) prior to the second anniversary of his start date. The repayment obligation of the sign-on bonus will be forgiven by 50% on each of the first two anniversaries of the start date.
Non-Compete and Other Provisions
During the term of Mr. Tanger’s employment and for a period of twelve (12) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any factory outlet centers or competing retail commercial property or in any active or passive investment in property connected with a factory outlet center or a competing retail commercial property. During the period following termination of employment, this prohibition applies only with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of employment (the “Restricted Territory”). Mr. Tanger may, however, own an interest in or provide services to an entity affiliated with another entity that is engaged in competition with the company so long as the entity he owns the interest in or provides services to does not itself engage in competition with the Company. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities.
In addition, during the term of employment for Mr. Yalof and for one year after, if his employment is terminated for any reason, with respect to the Company, the Operating Partnership, their respective subsidiaries and other entities under common control with the Company and/or the Operating Partnership as of the date of termination (the “Related Entities”), he is prohibited from engaging, in the Restricted Territory, in (a) management, development, operation, or construction (other than in the performance of his duties for Company and the Related Entities) of (i) any factory outlet centers or (ii) retail commercial property that competes with factory outlet centers, (b) any active or passive investment by or on behalf of himself (other than in the performance of his duties for the Company and the Related Entities) in an entity that operates, manages, or constructs, or invests in property used for (i) a factory outlet center or (ii) retail commercial property that competes with factory outlet centers, or (c) his performance of the same or substantially similar duties, work, or responsibilities that he performed for the Company and/or a Related Entity involving the same or substantially similar products or services as those with which the Executive worked while employed by the Company.
Mr. Tanger and Mr. Yalof are employed and compensated by both the Operating Partnership and the Company. The Compensation and Human Capital Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership or one of the Operating Partnership’s subsidiaries.
All payments and benefits due to Mr. Tanger and Mr. Yalof under their respective agreements are subject to reduction to the extent necessary to avoid federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

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Equity Compensation Plan Information
Executive Severance Plan
On March 31, 2021, we adopted the Executive Severance Plan, pursuant to which certain of our executives, including Mr. Bilerman, Ms. Swanson and Mr. Wingrove, are eligible to receive certain benefits in the event of certain qualifying terminations and pursuant to which Mr. Wingrove became entitled to benefits in 2024, following his resignation for good reason.
In the event the executive’s employment is terminated by us without Cause or by the executive for Good Reason other than on or within 12 months following a change of control (each as defined in the Executive Severance Plan), subject to the executive’s execution and non-revocation of release and continued compliance with the applicable restrictive covenants, such executive will be entitled to receive (i) a severance payment equal to the product of (a) the sum of (x) 100% such participant’s annual base salary for the year in which termination occurs and (y) the average annual performance bonus for the three consecutive years immediately preceding the year in which the termination occurs (or if such executive has been eligible to receive an annual performance bonus for fewer than three years, such fewer number of years), to be paid monthly over the succeeding number of months equal to such executive’s termination payment multiple (currently, one times (1x) for each executive) (the “Severance Payment”), or over twelve months, and (b) such executive’s applicable termination payment multiple, (ii) a monthly COBRA subsidy for up to 12 months, and (iii) full acceleration of time-based equity awards, with a pro-rata portion of performance-based awards remaining outstanding and eligible to vest, as determined based on actual achievement of the applicable performance goals through the end of the applicable performance period(s) (the “Equity Award Acceleration”).
Notwithstanding the foregoing, if such termination occurs on or within 12 months following a Change of Control (as defined in the Executive Severance Plan), the executive will instead receive severance of (i) two times (2x) the Severance Payment, (ii) a monthly COBRA subsidy for up to 24 months, and (iii) full acceleration of time-based equity awards and, to the extent any performance-based awards are assumed, substituted or replaced in connection with such change of control, acceleration of such performance-based awards at the greater of (a) actual performance through the termination date and (b) target performance.
If the executive’s employment is terminated due to death or Disability (as defined in the Executive Severance Plan), the executive or the executive’s estate will receive (i) a lump sum payment equal to half (0.5x) of the executive’s annual base salary, payable in a lump sum, (ii) a pro-rata portion of the annual bonus earned for the year in which termination occurs, payable at the time in which annual bonuses are paid generally to other executives of the Company for the applicable year, and (iii) the Equity Award Acceleration.
Any severance payments or benefits under the Executive Severance Plan will be subject to a Section 280G “best net” cutback in which such payments or benefits will only be reduced to the extent it results in a better tax position for the executive.
As a condition to participation in the executive severance plan executives are required to execute a participation letter agreement, pursuant to which they will be subject to non-competition and non-solicitation covenants for a period of time post-termination equal to the applicable severance multiple (e.g. 6 months, 12 months or 24 months) as well as perpetual confidentiality and non-disparagement covenants.
Andrew R. Wingrove Separation
Mr. Wingrove’s resignation constituted a resignation with “good reason” (as defined in the Executive Severance Plan) and therefore entitled him to receive the following severance benefits: (i) twelve months’ base salary, equal to $330,000, payable in twelve equal monthly installments, (ii) an annual average performance bonus equal to $441,019, payable in twelve equal monthly installments, (iii) a monthly COBRA subsidy for up to twelve months with an estimated value of $28,000, (iv) the full acceleration of 56,984 time-based restricted shares, with an approximate value of $1.6 million, determined based on the closing price of our common stock on Mr. Wingrove’s termination date and (v) a pro-rata portion of his performance-based awards remain outstanding and eligible to vest based on actual performance through the end of the applicable performance periods. The pro-ration of Mr. Wingrove’s performance-based awards resulted in 17,514 notional units remaining outstanding and eligible to vest following his separation. The value of these performance-based awards is not determinable at this time, as the performance periods for these awards remain ongoing. However, assuming the maximum amount (100%) of these units are eventually earned and based on the closing price of our common stock on Mr. Wingrove’s separation date, the value of the number of shares subject to these awards was approximately $472,000. As part of the Company’s severance arrangement with Mr. Wingrove, in addition to the severance benefits he was entitled to under the Executive Severance Plan, the Company agreed to pay Mr. Wingrove an additional 2 months of COBRA subsidy and a

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Equity Compensation Plan Information
payment of $50,769 in respect of accrued but unused paid family leave time. As a condition of receiving these severance payments and benefits, Mr. Wingrove executed a release of claims against us and our affiliates.
Potential Payments on Termination or Change of Control
The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with a Change of Control and each of the following different types of termination of employment : (1) termination by the Company without Cause or by the executive for Good Reason (each term as defined below), (2) termination as a result of death, (3) termination as a result of Disability (as defined below), and (4) termination by the Company for Cause or by the executive without Good Reason.
Cause
Generally under each employment agreement or the Executive Severance Plan, as applicable, the Company or the Operating Partnership, as applicable, will have “Cause” to terminate the executive’s employment upon each of the following events or circumstances, subject to providing the executive with written notice of such Cause event and, if applicable, providing an opportunity to cure:

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Equity Compensation Plan Information

Name(s)	Applicable Definition of Cause

Mr. Tanger
•Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty in the performance of his duties;
•Conviction of a felony involving moral turpitude, fraud or embezzlement;
•Willful violation of Company policy or other misconduct that results in, or could reasonably result in, material harm to the reputation or standing of the Company or the Operating Partnership; or
•Willful failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

Mr. Yalof
•Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty or misconduct in the performance of his duties;
•Conviction of or plea of nolo contendere to a felony involving moral turpitude, fraud or embezzlement;
•Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or the Operating Partnership; or
•Willful material breach of his employment agreement or failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

Mr. Bilerman Ms. Swanson Mr. Wingrove
•Any willful misconduct in connection with the Company’s or any Subsidiary’s business or relating to Duties (as defined in the Executive Severance Plan) or a willful violation of law in connection with the Company’s or any Subsidiary’s business or relating to Duties;
•An act of fraud, conversion, misappropriation or embezzlement by a Participant with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary;
•Conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to, a felony involving moral turpitude or related to the performance of such Duties or that materially impacts the Company;
•Any act of dishonesty committed in connection with the Company’s or any Subsidiary’s business or relating to Duties;
•The willful neglect of material Duties or gross misconduct;
•Substance abuse that, in the Board’s good faith determination, materially interferes with the performance of Duties;
•Willful and material failure to: (I) comply with the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including any business code of ethics adopted by the Board; or (II) use good faith efforts to comply with the directives of the Board and the Chief Executive Officer of the Company (provided, that such directives are consistent with the material terms of applicable law and the Company’s guidelines and policies);
•Any other willful failure (other than any failure resulting from incapacity due to physical or mental illness) to perform his or her material Duties;
•Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or any Subsidiary; or
•Any breach of the Restrictive Covenants (as defined in the Executive Severance Plan) or any other written agreement with the Company.

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Equity Compensation Plan Information
Change of Control
Generally, under each employment agreement or the Executive Severance Plan, as applicable, a “Change of Control” will be deemed to have occurred upon each of the following events or circumstances:

Name(s)	Applicable Definition of Change of Control

Mr. Tanger Mr. Yalof
•Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or group of associated purchasers;
•Merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership;
•Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of 25% or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares;
•Merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or
•Majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Mr. Bilerman Ms. Swanson Mr. Wingrove
•The acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (i) the Common Shares or (ii) the combined voting power of the then outstanding voting securities of the Company;
•Individuals who, as of March 31, 2021, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;
•A reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), unless (i) all or substantially all of the individuals and entities who were the beneficial owners of the Common Shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of, respectively, the then outstanding Common Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Common Shares and the then outstanding voting securities of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
•Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

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Good Reason
Generally under each employment agreement or the Executive Severance Plan, as applicable, the executive will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following events, subject to his or her compliance with the Good Reason notice and termination requirements of the applicable agreement or Executive Severance Plan:

Name(s)	Applicable Definition of Good Reason

Mr. Tanger
•Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including (a) no longer reporting solely to the Board, (b) failing to hold the same position in a successor entity as he held immediately prior to a Change of Control, (c) on and following January 1, 2021, failure to be appointed as Executive Chairman of the Board and as Executive Chairman (or comparable position) of the Partnership or, after such appointment, removal by the Board from any such position;
•Principal duties are required to be performed at a location other than Greensboro, North Carolina or Miami, Florida without his consent;
•Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due; or
•On or after a Change of Control, the failure to be a member of the board of directors (or similar governing body) of the successor entity (including its ultimate parent).

Mr. Yalof
•Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including no longer reporting solely to the Board of the Company following his promotion date or the failure to be the CEO of a successor entity (including its ultimate parent) on or following a Change of Control;
•Failure of the Board to appoint him to serve as a member of the Board or to nominate him for election by the Company’s shareholders to serve as a member of the Board at each annual meeting following such appointment;
•Principal duties are required to be performed at a location other than Greensboro, North Carolina without his consent; or
•Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due.

Mr. Bilerman Ms. Swanson Mr. Wingrove
•The failure of the Company to pay or cause to be paid such named executive officer’s base salary, annual cash performance bonus or any other material compensation or benefits within five (5) days of the date due;
•A material diminution in such named executive officer’s status, including title, position, duties, authority or responsibilities;
•A material reduction in base salary, target cash bonus or target annual long-term incentive award (excluding across-the-board reductions that apply to similarly-situated executives);
•The relocation of principal office to a location more than 40 miles from its current location.

Disability
Generally under each employment agreement or the Executive Severance Plan, as applicable, the executive will be deemed to have a “Disability” upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Disability

Mr. Tanger Mr. Yalof
•The absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

Mr. Bilerman Ms. Swanson Mr. Wingrove
•A medically determinable physical or mental impairment as a result of which the named executive officer is unable to engage in any substantial gainful activity by reason of such impairment and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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Equity Compensation Plan Information
Assumptions
The amounts shown below assume that such termination or Change of Control was effective December 31, 2023, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon such termination or Change of Control. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership or upon a Change of Control.
In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be applied.
Also considered in the table below is the estimated value of restricted Common Shares earned upon certain termination of employment or a Change of Control from the conversion of the notional units under the Company’s 2023, 2022 and 2021 PSPs. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain TSR thresholds over a three-year performance period. For a further discussion of the plans, see “Long-Term Incentives: Description and Analysis” on page 49.
Upon a termination without Cause, for Good Reason, or due to death or Disability, each notional unit will convert based upon the share price at the end of the three-year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately at the end of the three-year performance period.
Upon a Change of Control (as defined in our Incentive Award Plan), the absolute share price appreciation (absolute TSR) targets will be reduced pro-rata when the Change in Control occurs during the three-year performance period, and each notional unit will convert based upon the share price as of the Change of Control. Any restricted Common Shares earned will vest immediately prior to the Change of Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change of Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

Name	Cash Severance Payment ($)(1)	Share Awards ($)(2)	Continuation of Benefits ($)(3)	All Other Comp. ($)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	1,440,927	12,311,446	41,291	—	13,793,664
Change of Control	—	8,340,452	—	—	8,340,452
Death	1,015,927	12,311,446	—	—	13,327,373
Disability	1,015,927	12,311,446	—	—	13,327,373
Retirement (4)	—	14,436,634	41,291	—	14,477,925
For Cause or without Good Reason	—	—	—	—	—
Stephen J. Yalof
Without Cause or For Good Reason outside of 12 months following a Change of Control	3,277,318	15,581,637	41,653	—	18,900,608
Without Cause or For Good Reason within 12 months following a Change of Control	3,277,318	15,581,637	41,653	—	18,900,608
Change of Control	—	14,123,890	—	—	14,123,890
Death or Disability outside of 12 months following a Change of Control	2,377,318	15,581,637	—	—	17,958,955
Death or Disability within 12 months following a Change of Control	2,377,318	15,581,637	—	—	17,958,955
For Cause or without Good Reason	—	—	—	—	—

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Equity Compensation Plan Information

Name	Cash Severance Payment ($)(1)	Share Awards ($)(2)	Continuation of Benefits ($)(3)	All Other Comp. ($)	Total ($)
Michael J. Bilerman
Without Cause or for Good Reason other than within 12 months following a Change of Control	1,195,208	5,093,563	—	—	6,288,771
Without Cause or for Good Reason within 12 months following a Change of Control	2,390,416	6,647,639	—	—	9,038,055
Change of Control	—	2,121,129	—	—	2,121,129
Death or Disability	945,208	5,093,563	—	—	6,038,771
For Cause or without Good Reason	—	—	—	—	—
Leslie A. Swanson
Without Cause or for Good Reason other than within 12 months following a Change of Control	897,913	3,907,911	27,819	—	4,833,643
Without Cause or for Good Reason within 12 months following a Change of Control	1,795,827	5,587,284	55,638	—	7,438,749
Change of Control	—	4,320,120	—	—	4,320,120
Death or Disability	756,167	3,907,911	—	—	4,664,078
For Cause or without Good Reason	—	—	—	—	—
Andrew R. Wingrove (5)
Without Cause or for Good Reason other than within 12 months following a Change of Control	770,979	2,364,447	27,813	—	3,163,239
Without Cause or for Good Reason within 12 months following a Change of Control	1,541,958	3,331,452	55,626	—	4,929,036
Change of Control	—	1,751,856	—	—	1,751,856
Death or Disability	623,838	2,364,447	—	—	2,988,285
For Cause or without Good Reason	—	—	—	—	—
(1)The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.” Such cash severance payment obligations were modified for certain named executive officers upon adoption of the Executive Severance Plan in 2021. Mr. Yalof is entitled to receive his cash severance payments in the event his employment is terminated without Cause or by Mr. Yalof for Good Reason, regardless of whether such termination occurs within a certain period following a Change of Control. Mr. Tanger's employment agreement provides that, upon a termination for retirement, he will be paid a pro-rated portion of his annual bonus for the year of termination; however, because his employment agreement does not require employment beyond 1/01/24 as a condition of bonus entitlement, a retirement on 1/01/24 would not enhance his right to a bonus, and no amount is therefore shown.
(2)Amounts shown in this column include the value of restricted Common Shares, restricted share units and/or share options which were unvested at December 31, 2023 and that would immediately vest upon termination of employment or Change of Control. This column also includes the value of Common Shares issuable in respect of 2021, 2022 and 2023 PSP notional unit awards upon certain terminations of employment. In the event of a termination which results in the total or a pro-rata portion of an NEO’s PSP awards remaining outstanding through the end of the applicable performance period and then vesting based on actual performance, the value of the 2021 PSP awards is included at the maximum level (100%), which reflects the actual performance outcome for those awards. The value of the 2022 and 2023 PSP awards is not determinable at this time, as the applicable performance periods remain ongoing. However, for purposes of this table, we have included a number of shares corresponding to the maximum performance level (100%) for both the 2022 and 2023 PSP awards. For each of the 2021, 2022 and 2023 PSP awards, the value of the performance shares included in this table takes into account, for any completed performance year, the actual dividends earned through December 31, 2023. No value is included in respect of dividends that may be declared for 2024 and 2025. In this table, each share is valued at $27.72, the closing price of our shares on December 29, 2023 (the last trading day of the year).
(3)For Mr. Tanger, this amount includes estimated costs of continuation of benefits following termination for group medical and dental coverage. For Mr. Yalof, this amount includes the estimated costs of continuation of benefits for up to 18 months for group medical and dental coverage. For Mr. Bilerman, Ms. Swanson, and Mr. Wingrove this amount includes the estimated costs of continuation of benefits for up to 12 months in connection with a qualifying termination other than within 12 months following a change of control, and up to 24 months for group medical and dental coverage in connection with a qualifying termination within 12 months following a change of control.
(4)As described above on page 53, Mr. Tanger actually retired on January 1, 2024 and therefore the amounts in this row reflect his actual entitlement upon his retirement with respect to the accelerated vesting of his 219,920 shares of restricted stock and restricted stock units. With respect to the 282,165 notional units subject to his 2021, 2022 and 2023 PSP awards, those awards were subject to open performance periods as of December 31, 2023 and therefore this row reflects an estimate of his actual entitlement with respect to those awards based on the maximum number of shares issuable thereunder (i.e., 100% of the number of units) multiplied by $27.72 (the closing price of our shares on December 29, 2023, the last trading day of the year). Since that time, on February 21, 2024, the performance period ended with respect to the 155,441 notional units subject to Mr. Tanger’s 2021 PSP award and he did in fact earn 100% of the units subject to that award (valued at $4,517,115, based on our closing stock price of $29.06 as of that date). The 126,724 notional units subject to his 2022 and 2023 PSP awards remain outstanding and subject to open performance periods.
(5)Amounts are reported in this table consistent with the requirements of Item 402(j) of Regulation S-K; however, the actual severance benefits received by Mr. Wingrove in connection with his termination of employment on February 9, 2024, is described on page 67.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership (as determined under the rules of the SEC) as of March 1, 2024 our Common Shares by (i) each person (including any group) known by us to be the beneficial owners of more than 5% of our Common Shares (ii) each of our directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) our directors and all of our executive officers as a group. We believe based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to Common Shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Name	Number of Common Shares Beneficially Owned(1)	Percent of All Common Shares(2)	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned(3)	Percent of All Common Shares (Including Upon Exchange of Such Owner’s Units)
BlackRock, Inc.(4) 50 Hudson Yards New York, NY 10001	19,654,127	18.0%	—	18.0%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	16,848,211	15.4	—	15.4
State Street Corporation(6) 1 Congress Street, Suite 1 Boston, MA 02114	6,643,009	6.1	—	6.1
Steven B. Tanger(7) Tanger Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	925,298	0.8	2,879,797	3.4
Stephen J. Yalof(8)	1,741,450	1.6	—	1.6
Michael Bilerman	187,193	*	—	*
Leslie A. Swanson	106,289	*	—	*
Andrew W. Wingrove	60,786	*	—	*
Jeffrey B. Citrin	145,657	*	—	*
David B. Henry	83,578	*	—	*
Sandeep L. Mathrani	25,876	*	—	*
Thomas J. Reddin	46,602	*	—	*
Bridget M. Ryan-Berman	108,174	*	—	*
Susan E. Skerritt	56,946	*	—	*
Luis A. Ubiñas	54,723	*	—	*
Directors and Executive Officers as a Group (15 persons)(9)	3,681,008	3.3	2,879,797	5.8
*    Less than 1% of our outstanding Common Shares
(1)The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

74	Tanger Inc. | 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
(2)Applicable percentage is based on 109,208,009 Common Shares outstanding as of March 1, 2024, plus any options that are exercisable for Common Shares within 60 days of March 1, 2024 held by the respective person or entity and/or any deferred compensation payable in shares to respective person or entity.
(3)Represents Common Shares that may be acquired upon the exchange of units of partnership interests in our Operating Partnership (“Units”) beneficially owned by the applicable shareholder. Each exchangeable Unit may be exchanged for one of our Common Shares.
(4)According to the Schedule 13G/A as filed with the SEC on January 19, 2024 by BlackRock, Inc. (“BlackRock”) reporting ownership of these Common Shares as of December 31, 2023 by several subsidiaries, including BlackRock Fund Advisors, (i) BlackRock has sole dispositive power for all 19,654,127 Common Shares, and (ii) BlackRock has sole voting power for 18,793,454 Common Shares. As reported on the Schedule 13G/A, BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. The aggregate amount of the Common Shares beneficially owned by BlackRock is on a consolidated basis and includes any shares held directly by BlackRock’s subsidiaries, as listed in Exhibit A to the Schedule 13G/A.
(5)According to the Schedule 13G/A as filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”) reporting ownership of these Common Shares as of December 29, 2023,.(i) Vanguard has sole dispositive power for 16,526,717 Common Shares, and shared dispositive power for 321,494 common Shares, and (ii) Vanguard has shared voting power for 211,064 Common Shares.
(6)According to the Schedule 13G/A as filed with the SEC on January 29, 2024 by State Street Corporation (“State Street”) reporting ownership of these Common Shares as of December 31, 2023, (i) State Street has shared dispositive power for all 6,632,809 Common Shares and (ii) State Street has shared voting power for 5,292,547 Common Shares.
(7)Includes 2,879,797 Units held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units held by Tango 7, LLC are exchangeable into 2,879,797 Common Shares of the Company. Excludes 1,057,415 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts. Includes indirect ownership of 5,000 Common Shares owned by his wife.
(8)Includes 1,000,000 options exercisable within 60 days of March 1, 2024 to purchase our Common Shares.
(9)Includes 2,879,797 Common Shares that may be acquired upon exchange of 2,879,797 Units, 1,000,000 Common Shares that may be acquired upon the exercise of options to purchase Common Shares within 60 days of March 1, 2024.

Tanger Inc. | 2024 Proxy Statement	75

Certain Relationships and Related Party Transactions
As of December 31, 2023, the Company and its wholly owned subsidiaries owned 108,793,251 Units and other limited partners (the "Non-Company LPs") collectively owned 4,707,958 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's status as a REIT. Most of the Non-Company LPs are the descendants of Stanley K. Tanger, the Company’s founder (including Steven B. Tanger, the Company's Non-Executive Chairman), their spouses or former spouses or their children and/or trusts for their benefit.
During 2023, 30,024 Class A common limited partnership units were exchanged for 30,024 Common Shares of the Company. For the year ended December 31, 2023, the Non-Company LPs received distributions of earnings from the Operating Partnership totaling $4.8 million.
The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tanger.com and is available by clicking on “INVESTOR RELATIONS,” then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. No information contained on the Company’s website is part of or incorporated into this Proxy Statement. The Code of Conduct applies to all of the Company’s directors, officers and employees and states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.
The Company’s Related Party Transaction Policy and Procedures is posted on the Company’s website at www.tanger.com and is available by clicking on “INVESTOR RELATIONS”, then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. No information contained on the Company’s website is part of or incorporated into this Proxy Statement. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we were, are or will be a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% shareholders, their immediate family members or individuals sharing the household of any of the foregoing or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

76	Tanger Inc. | 2024 Proxy Statement

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Audit Committee has appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending December 31, 2024 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2023. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Deloitte & Touche LLP are expected to be present electronically at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee,” included below, for information relating to the fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended 2023 and 2022.
Vote Required. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with the ratification.

Tanger Inc. | 2024 Proxy Statement	77

Report of the Audit Committee
The Audit Committee has provided the following report:
During 2023, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by Deloitte & Touche LLP of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an integrated audit and issuing reports and opinions on the following:
1.the Company’s consolidated financial statements; and
2.the Company’s internal control over financial reporting.
As provided in our Charter, our responsibilities include monitoring and overseeing these processes.
Consistent with this oversight responsibility, the Company’s independent registered public accounting firm reports directly to us. We appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023 and approved the compensation of the firm. We reviewed and approved all non-audit services performed by Deloitte & Touche LLP during 2023 and determined that the provision of the services was compatible with maintaining Deloitte & Touche LLP’s independence. During 2023, we pre-approved certain specific non-audit services and associated fees to be performed by Deloitte & Touche LLP, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the Chair of the Audit Committee the authority to pre-approve other non-audit services to be performed by Deloitte & Touche LLP and associated fees, and the Chair reports all such decisions at the Audit Committee’s next regularly scheduled meeting.
We have received the written disclosures and letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and we discussed with Deloitte & Touche LLP its independence relative to us.
We reviewed and discussed the 2023 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the PCAOB and the SEC.
Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. This report is made by the undersigned members of the Audit Committee. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

78	Tanger Inc. | 2024 Proxy Statement

Report of the Audit Committee
The following is a summary of the fees billed to the Company for services in 2023 and 2022 by Deloitte & Touche LLP:

Type of Fees	2023	2022	Description of Fees
Audit fees	$1,136,500	$1,104,000	The audit fees were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting.
Audit-related fees	230,000	155,000	The audit-related fees included services related to documents filed with the SEC, including comfort letters.
Tax fees-tax compliance and preparation fees	—	—
Subtotal	1,366,500	1,259,000
Tax Fees-other	—	—
All other fees	—	—
Subtotal	—	—
Total	$1,366,500	$1,259,000
There were no tax fees or tax fees-other incurred during 2023 and 2022.
THE AUDIT COMMITTEE
SUSAN E. SKERRITT (CHAIR)
JEFFREY B. CITRIN
DAVID B. HENRY
SANDEEP L. MATHRANI

Tanger Inc. | 2024 Proxy Statement	79

Approval, on an Advisory Basis, of Executive Compensation

The board recommends that you vote FOR, on a non-binding basis, the approval of the compensation of our named executive officers

We are seeking advisory shareholder approval of the compensation of the NEOs as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, shareholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”
Although the vote is advisory, and non-binding, the Board of Directors and the Compensation and Human Capital Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The next “Say-on-Pay” advisory vote is expected to occur at the 2025 annual meeting of our shareholders.
As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.
The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.
The Company believes that our current executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders.
Say-on-Pay Responsiveness
We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders. We annually conduct outreach efforts, now led by Ms. Bridget M. Ryan-Berman, our Lead Independent Director, to understand and address any potential shareholder concerns.
In addition to our Shareholder Engagement from our Board of Directors, management maintains active dialogue with the financial community and during 2023, we elevated our efforts to engage with the investment community and other key stakeholders through frequent discussions, meetings and property tours.
Our shareholders approved the 2023 advisory executive compensation say on pay vote at a rate of 96.3% of votes cast. We believe that the overwhelming support of our shareholders, as shown in the chart below, indicates that our shareholders are generally supportive of our approach to executive compensation.

80	Tanger Inc. | 2024 Proxy Statement

2023 CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider our pay ratio to be a reasonable estimate and calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. During 2023, we de-emphasized the use of part-time employees in our workforce. This resulted in a change in our employee population that we expected would significantly affect our pay ratio disclosure. Accordingly, in accordance with SEC rules, we identified a new median employee for 2023. In selecting our new median employee , we reviewed the 2023 total cash compensation of all employees in service with us as of December 31, 2023. We used total cash compensation for this purpose because we do not grant equity awards to many of our employees and generally do not pay other non-cash forms of compensation that are material.
After our median employee was identified, we calculated annual total compensation for such employee in accordance with SEC rules (i.e., using the same methodology we use to calculate annual total compensation for our named executive officers in the Summary Compensation Table earlier in this Proxy Statement).
Our median employee is a director at one of our centers and had annual total compensation of $84,002 in 2023. Our CEO had annual total compensation of $6,100,202 in 2023. Based on this information, for 2023 the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees is 73 to 1.

Tanger Inc. | 2024 Proxy Statement	81

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive “compensation actually paid” (CAP), calculated in accordance with SEC rules, and certain Company performance for the fiscal years listed below.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(2)	SKT Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (Loss) (in 000s)(6)	Core FFO per Diluted Share(7)
2023	$6,100,202	$20,609,396	$2,153,239	$5,907,873	$232.08	$95.21	$103,882	$1.96
2022	$5,484,246	$5,893,354	$2,557,889	$2,047,980	$143.21	$86.17	$85,831	$1.83
2021	$5,082,937	$16,097,774	$2,642,369	$5,095,710	$146.59	$99.96	$9,558	$1.76
2020	$5,276,976	$4,106,367	$2,360,818	$3,072,133	$72.72	$63.78	$(38,013)	$1.57
(1)Total Compensation for the Principal Executive Officer as presented in the Summary Compensation Table above. The Principal Executive Officer for 2023, 2022 and 2021 was Stephen Yalof. The Principal Executive Officer for 2020 was Steven Tanger.
(2)Compensation Actually Paid reflects the respective amounts set forth in columns (1) and (3), adjusted as set forth in the tables below, as determined in accordance with SEC rules. The dollar amounts of compensation in columns do not reflect the actual amount of compensation earned or paid during the applicable year. For information regarding the decisions made by our Human Capital and Compensation Committee in regards to executive compensation for each fiscal year, please see the Compensation Discussion & Analysis sections of the respective proxy statements for each year.
(3)Average Total Compensation by year for non-PEO NEOs as presented in the Summary Compensation Table Above. The following non-PEO NEOs are included in the average figures shown, by year:
(a)2023 - Steven B. Tanger, Michael J. Bilerman, Leslie A. Swanson, and Andrew R. Wingrove
(b)2022 - Steven B. Tanger, Michael J. Bilerman, Chad D. Perry, Leslie A. Swanson, James F. Williams, and Thomas J. Guerrieri Jr.
(c)2021 - Steven B. Tanger, James F. Williams, Chad D. Perry, and Leslie A. Swanson
(d)2020 - Stephen J. Yalof, James F. Williams, Chad D. Perry, and Lisa J. Morrison
(4)Represents the cumulative total shareholder return (TSR) for the Company assuming $100 was initially invested for the period beginning December 31, 2019 through the years ending December 31, 2020, 2021, 2022, and 2023 respectively.
(5)Represents the cumulative total shareholder return (TSR) of the DOW Jones U.S. Real Estate Retail Index assuming $100 was initially invested for the period beginning December 31, 2019 through the years ending December 31 2020, 2021, 2022, and 2023 respectively.
(6)Net Income, as presented in the Company’s Consolidated Income Statements in the Company’s Form 10-K for each of the years ending December 31, 2023, 2022, 2021, and 2020. We do not consider Net Income to be an appropriate measurement of a real estate company’s financial performance, mostly due to its assumption that the value of real estate assets diminish ratably over time through historical cost depreciation. We believe FFO and Core FFO, as described in Note (7) below, to be a more appropriate measurement of financial performance.
(7)Core FFO per diluted share is a non-GAAP financial measure of a real estate company’s operating performance. Core FFO (formerly referred to as AFFO) is defined as FFO, which is defined by the National Association of Real Estate Investment Trusts, further adjusted to eliminate the impact of certain items that we do not consider indicative of ongoing operating performance. We consider Core FFO per diluted share a meaningful measure of operating performance primarily due to its exclusion of historical cost depreciation as required by GAAP, which assumes that the value of real estate assets diminishes ratably over time, as well as its exclusion of items mentioned above. Specifically, Core FFO per diluted share is used to evaluate NEO performance under our 2023 Incentive Cash Bonus Plan, a short-term cash incentive program providing for bonus payouts based on the achievement of Core FFO per diluted share as well as several other financial and strategic performance objectives. A reconciliation of Core FFO per diluted share to net income is included within Appendix A.

82	Tanger Inc. | 2024 Proxy Statement

Pay Versus Performance

	Principal Executive Officer
Adjustments	2023	2022	2021	2020
Total Compensation on Summary Compensation Table	$6,100,202	$5,484,246	$5,082,937	$5,276,976
Less: Stock and Option Award Values Reported for Covered Year	(3,500,027)	(3,000,019)	(2,500,018)	(3,654,919)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year that remain unvested	6,526,850	3,392,759	3,622,646	2,864,119
Change in Fair Value of Outstanding Unvested Stock and Options from Prior Years	6,180,861	398,781	7,537,941	(397,059)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	5,301,510	(382,413)	2,354,268	17,250
Compensation Actually Paid	$20,609,396	$5,893,354	$16,097,774	$4,106,367

	Average of non-PEO NEOs
Adjustments	2023	2022	2021	2020
Total Compensation on Summary Compensation Table	$2,153,239	$2,557,889	$2,642,369	$2,360,818
Less: Stock and Option Award Values Reported for Covered Year	(1,025,019)	(1,503,642)	(1,371,726)	(1,497,333)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year that remain unvested	1,911,452	1,549,745	1,987,738	2,286,723
Change in Fair Value of Outstanding Unvested Stock and Options from Prior Years	2,782,312	272,378	1,541,060	(55,634)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	85,889	4,120	298,082	(22,441)
Less: Fair value of stock and option awards forfeited in the covered year	—	(832,510)	(1,813)	—
Compensation Actually Paid	$5,907,873	$2,047,980	$5,095,710	$3,072,133

Tanger Inc. | 2024 Proxy Statement	83

Pay Versus Performance
The Illustrations below show the relationship of “compensation actually paid” to our Principal Executive Officer and other named executive officers in 2020, 2021, 2022, and 2023 to Core FFO per Diluted Share, Net Income (Loss), as well as the relationship between Tanger’s TSR and the TSR of the DOW Jones U.S. Real Estate Retail Index.

Compensation Actually Paid and Core FFO per Diluted Share

Compensation Actually Paid and Net Income (Loss)

Compensation Actually Paid and TSR
Performance Measures
Listed below are the financial performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our named executive officers, for 2023, to Company performance.

Measure	Nature
Core Funds From Operations	Financial
Total Shareholder Return	Financial
Same Center Net Operating Income	Financial
Consolidated Net Debt to Adjusted EBITDA ratio	Financial
Please see the Compensation Discussion and Analysis sections above for more information on these measures and how they are used to determine compensation for the Company’s NEOs.

84	Tanger Inc. | 2024 Proxy Statement

Other Matters
Shareholder Proposals and Nominations for the 2025 Annual Meeting of Shareholders
Shareholder Proposals for Inclusion in the 2025 Proxy Statement
Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2025 (the “2025 Annual Meeting of Shareholders”) must be received by us no later than December 6, 2024. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.
Other Proposals and Shareholder Nominations for Director
Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an annual meeting of shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.
For the 2025 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 18, 2025 and not later than the close of business on February 17, 2025 in order to be considered at the 2025 Annual Meeting of Shareholders. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded. A shareholder’s notice to nominate a director or bring any other business before the 2025 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.
If the date of the 2025 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 17, 2025, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2025 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 17, 2025, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.
In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2025 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Tanger Inc. | 2024 Proxy Statement	85

Other Matters
Shareholder Suggestions for Director Nominations
The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2025 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2025 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 18, 2025 and February 17, 2025, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.
Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics
Each of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tanger.com by first clicking on “INVESTOR RELATIONS”, then “GOVERNANCE”, and then “GOVERNANCE DOCUMENTS.” No information contained on the Company’s website is part of or incorporated into this Proxy Statement. Copies of these documents may also be obtained free of charge by sending a request in writing to Tanger Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.
Householding of Proxy Materials
The SEC permits a single set of proxy materials to be sent to any address at which two or more shareholders reside. This delivery method is referred to as “householding.” Each shareholder would receive a separate voter instruction form if the household received printed proxy materials. This procedure reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.
Depending upon the practices of your broker, bank or other nominee, you may be required to contact your nominee directly to discontinue duplicate mailings to your household. If you wish to receive a separate copy of an annual report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials, as requested, to any shareholder at the shared address to which a single set of those documents was delivered. If you prefer to receive separate copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials they may be obtained free of charge by calling our Investor Relations Department at (336) 292-3010 or sending your request to the attention of the Corporate Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.
If you are currently a shareholder sharing an address with another shareholder and wish to receive only one set of future proxy materials for your household, please contact the above phone number or address.
Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including financial statements and schedules, but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on March 22, 2024 without charge upon written request addressed to: Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.
A reasonable fee will be charged for copies of exhibits. You may also access this Proxy Statement and our Annual Report on Form 10-K at http://www.edocumentview.com/SKT. You also may access our Annual Report on Form 10-K for the year ended December 31, 2023 at www.tanger.com.
Other Business
We know of no other business which will come before the meeting for action. However, if any business other than that described in this Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

86	Tanger Inc. | 2024 Proxy Statement

General Information for Annual Meeting of Shareholders
to be held on May 17, 2024
Pursuant to the rules of the SEC, we are providing certain of our shareholders with access to our proxy materials and the Annual Report over the internet. If you received by mail a Notice of Internet Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form or make a new request. Instead, you will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, any shareholder who received a Notice may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetnow.global/MQTGCAN. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Date, Time and Place

Friday May 17, 2024 at 10:00 a.m., Eastern Time	To be held at www.meetnow.global/MQTGCAN

Subject to any postponement(s), continuation(s) or adjournment(s) thereof.

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General Information for Annual Meeting of Shareholders
Attending the Annual Meeting
We have decided that the Annual Meeting will be a virtual-only meeting, which will be conducted via remote participation by visiting www.meetnow.global/MQTGCAN, instead of an in-person meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. You may attend and participate in the Annual Meeting only if you are a shareholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting, by visiting the following website: www.meetnow.global/MQTGCAN. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
To login to the meeting, shareholders will be required to have a control number and password. For shareholders of record, the control number can be found on the proxy card or the Notice, or email providing notice of the meeting. Shareholders will be able to vote their shares electronically and submit questions during the meeting through the virtual meeting’s chat function.
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.
If you hold your shares in “street name” through an intermediary, such as a bank or broker, you must register in advance, prior to the deadline of 5:00 p.m., Eastern Time, on May 14, 2024, to attend the Annual Meeting online. To register to attend the Annual Meeting online you must submit proof of your proxy power (legal proxy) reflecting your right to vote your Company shares along with your name and email address to Computershare at one of the addresses below. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 14, 2024.
You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail
Computershare Trust Company, NA
Tanger Inc. Legal Proxy
P.O. Box 43078 Providence, RI 02940-3078
The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:40 a.m. Eastern Time, and you should allow ample time for check-in procedures.
Who Can Vote; Votes Per Share
All holders of record of our Common Shares as of the close of business on the record date, March 22, 2024, are entitled to attend and vote on all proposals at the Annual Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 22, 2024, 109,192,778 Common Shares were issued and outstanding. In addition, at the close of business on March 22, 2024, units of partnership interest in the Operating Partnership, which may be exchanged on a one-to-one basis for Common Shares of the Company, totaled 4,707,958 units. Units of partnership interest are not entitled to vote at this meeting.

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General Information for Annual Meeting of Shareholders
How to Vote
Shareholder of Record-Granting A Proxy
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote at the Annual Meeting or to vote by proxy. If you plan to vote online during the meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Prior to the meeting, you may vote by any of the following methods:

ONLINE www.envisionreports.com/SKT	BY PHONE 1-800-652-VOTE (8683)	BY MAIL Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	QR CODE Use your smartphone or tablet to scan the QR Code
If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 17, 2024.
If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:
•FOR the election of each of the nine individuals named in this Proxy Statement to serve as directors;
•FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;
•FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and
Beneficial Owner-Voting Instructions
If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder nominee, or the shareholder of record, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares online during the Annual Meeting, you should contact your broker, bank or nominee and see below under “Virtual Meeting Information.”
If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your shareholder nominee and you do not give your shareholder nominee voting instructions, your shares will not be voted with respect to the election of our directors, the approval, on an advisory (non-binding) basis of the compensation of our named executive officers, and the approval, on an advisory (non-binding) basis of the frequency of future advisory votes on executive compensation. Your broker has discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so even when you have not provided instructions on that matter. However, certain brokers will not exercise their discretionary authority to vote with respect to the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Therefore, to be sure your shares are voted on all matters, please instruct your broker, bank or other nominee as to how you wish your shares to be voted.

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General Information for Annual Meeting of Shareholders
Quorum and Voting Requirements
Under our By-Laws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at the annual meeting. Under our By-Laws and North Carolina law, Common Shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election. An election is contested if the Corporate Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Corporate Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals 2 and 3 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, broker non-votes and shares that are present at the meeting for any other purpose but that are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals 2 or 3. Any other proposal to properly come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.
Revocation of Proxies
You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:
•by signing and submitting a new proxy card;
•by submitting new votes through internet or telephone voting;
•by delivering to the Corporate Secretary of the Company written instructions revoking your proxy; or
•by attending the meeting online and voting during the meeting.
You cannot revoke your proxy by merely attending the meeting electronically. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.
If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.
Proxy Solicitation
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Okapi Partners LLC to assist us in the solicitation of proxies for a fee of $10,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to beneficial owners.
In connection with our solicitation of proxies for our 2025 Annual Meeting of Shareholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.

90	Tanger Inc. | 2024 Proxy Statement

General Information for Annual Meeting of Shareholders
Questions and Answers at the Annual Meeting
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions from shareholders that are pertinent to the Company and the meeting matters, as time permits, after the completion of the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since the Annual Report and our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another shareholder;
•in excess of the two question limit;
•in furtherance of the shareholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage.

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Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Funds From Operations
Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“Nareit”), of which we are a member. In December 2018, Nareit issued “Nareit Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. Nareit defines FFO as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.
FFO is intended to exclude historical cost depreciation of real estate as required by GAAP, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss).
We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Core FFO, which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unitholders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. Nareit has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.
FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•FFO does not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

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Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Core FFO
If applicable, we present Core Funds from Operations (“Core FFO”) as a supplemental measure of our performance. We define Core FFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below, if applicable. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Core FFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core FFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We present Core FFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use Core FFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use Core FFO when determining incentive compensation.
Core FFO has limitations as an analytical tool. Some of these limitations are:
•Core FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•Core FFO does not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Core FFO does not reflect any cash requirements for such replacements;
•Core FFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
•Other companies in our industry may calculate Core FFO differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Core FFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Core FFO only as a supplemental measure.
Portfolio Net Operating Income and Same Center Net Operating Income
We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income, which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization, impairment charges, loss on early extinguishment of debt, and gains or losses on the sale of assets recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods, and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.
We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income (loss), FFO or Core FFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

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Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.
Adjusted EBITDA, EBITDAre and Adjusted EBITDAre
We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as adjusted for items described below (“Adjusted EBITDA”), EBITDA for Real Estate (“EBITDAre”) and Adjusted EBITDAre, all non-GAAP measures, as supplemental measures of our operating performance. Each of these measures is defined as follows:
We define Adjusted EBITDA as net income computed in accordance with GAAP before net interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, joint venture properties, outparcels and other assets, impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate, compensation related adjustments, casualty gains and losses, gains and losses on early extinguishment of debt, net and other items that we do not consider indicative of the Company's ongoing operating performance.
We determine EBITDAre based on the definition set forth by Nareit, which is defined as net income computed in accordance with GAAP before net interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, gains and losses on change of control and impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate and after adjustments to reflect our share of the EBITDAre of unconsolidated joint ventures.
Adjusted EBITDAre is defined as EBITDAre excluding gains and losses on early extinguishment of debt, net, casualty gains and losses, compensation related adjustments, gains and losses on sale of outparcels, and other items that that we do not consider indicative of the Company's ongoing operating performance.
We present Adjusted EBITDA, EBITDAre and Adjusted EBITDAre as we believe they are useful for investors, creditors and rating agencies as they provide additional performance measures that are independent of a Company’s existing capital structure to facilitate the evaluation and comparison of the Company’s operating performance to other REITs and provide a more consistent metric for comparing the operating performance of the Company’s real estate between periods.
Adjusted EBITDA, EBITDAre and Adjusted EBITDAre have significant limitations as analytical tools, including:
•They do not reflect our net interest expense;
•They do not reflect gains or losses on sales of operating properties or impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate;
•Adjusted EBITDA and Adjusted EBITDAre do not reflect gains and losses on extinguishment of debt and other items that may affect operations; and
•Other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, EBITDAre and Adjusted EBITDAre only as supplemental measures.

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Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Net Debt
We define Net Debt as Total Debt less Cash and Cash Equivalents and present this metric for both the consolidated portfolio and for the total portfolio, including the consolidated portfolio and the Company’s pro rata share of unconsolidated joint ventures. Net debt is a component of the Net debt to Adjusted EBITDA ratio, which is defined as Net debt for the respective portfolio divided by Adjusted EBITDA (consolidated portfolio) or Adjusted EBITDAre (total portfolio at pro rata share). We use the Net debt to Adjusted EBITDA and the Net debt to Adjusted EBITDAre ratios to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.
Below is a reconciliation of net income to FFO and Core FFO available to common shareholders (in thousands, except per share amounts):

	2023	2022
Net income	$103,882	$85,831
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	106,450	109,513
Depreciation and amortization of real estate assets - unconsolidated joint ventures	10,514	11,018
Gain on sale of assets	—	(3,156)
FFO	220,846	203,206
FFO attributable to noncontrolling interests in other consolidated partnerships	(248)	—
Allocation of earnings to participating securities	(2,151)	(1,683)
FFO available to common shareholders(1)	$218,447	$201,523
As further adjusted for:
Compensation related adjustments(2)	(806)	2,447
Gain on sale of non-real estate asset(3)	—	(2,418)
Loss on early extinguishment of debt(4)	—	222
Impact of above adjustments to the allocation of earnings to participating securities	6	(2)
Core FFO available to common shareholders(1)	$217,647	$201,772
FFO available to common shareholders per share - diluted(1)	$1.96	$1.83
Core FFO available to common shareholders per share - diluted(1)	$1.96	$1.83
Weighted Average Shares:
Basic weighted average common shares	104,682	103,687
Effect of notional units	1,052	1,240
Effect of outstanding options and restricted common shares	798	709
Diluted weighted average common shares (for earnings per share computations)	106,532	105,636
Exchangeable operating partnership units	4,734	4,759
Diluted weighted average common shares (for FFO and Core FFO per share computations)(1)	111,266	110,395
(1)Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.
(2)For the 2023 period, represents the reversal of previously expensed compensation related to a voluntary executive departure. For the 2022 period, represents executive severance costs.
(3)Represents gain on sale of the corporate aircraft.
(4)In October 2022, the Company refinanced its Term Loan to add $25.0 million of borrowing capacity and extend the maturity to January 2027 plus a one-year extension option. The interest rate changed from LIBOR + a spread of 0.75% to 1.65% to Adjusted SOFR + spread of 0.70% to 1.60% based on our current credit rating. The amendment also incorporates a sustainability metric, reducing the applicable grid-based interest rate spread by one basis point annually, subject to meeting certain thresholds.

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Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio and total portfolio at pro rata share (in thousands):

	2023	2022
Net income	$103,882	$85,831
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(8,240)	(8,594)
Interest expense	47,928	46,967
Gain on sale of assets	—	(3,156)
Loss on early extinguishment of debt(1)	—	222
Other (income) expense	(9,729)	(6,029)
Depreciation and amortization	108,889	111,904
Other non-property (income) expenses	(1,119)	312
Corporate general and administrative expenses	76,299	71,657
Non-cash adjustments(2)	2,895	3,132
Lease termination fees	(542)	(2,870)
Portfolio NOI - Consolidated	320,263	299,376
Non-same center NOI - Consolidated	(3,014)	(1,296)
Same Center NOI - Consolidated(3)	$317,249	$298,080
(1)In October 2022, we refinanced its Term Loan to add $25.0 million of borrowing capacity and extend the maturity to January 2027 plus a one-year extension option. The interest rate changed from LIBOR + a spread of 0.75% to 1.65% to Adjusted SOFR + spread of 0.70% to 1.60% based on our current credit rating. The amendment also incorporates a sustainability metric, reducing the applicable grid-based interest rate spread by one basis point annually, subject to meeting certain thresholds.
(2)Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.
(3)Centers excluded from Same Center NOI Cash Basis:

Nashville, TN	October 2023	New Development
Asheville, NC	November 2023	Acquired
Huntsville, AL	November 2023	Acquired
Blowing Rock, NC	December 2022	Sold
Below is a reconciliation of net income to Adjusted EBITDA (in thousands):

	2023	2022
Net income	$103,882	$85,831
Adjusted to exclude:
Interest expense, net	38,149	43,372
Income tax expense (benefit)	(408)	138
Depreciation and amortization	108,889	111,904
Gain on sale of assets	—	(3,156)
Compensation-related adjustments(1)	(806)	2,447
Gain on sale of non-real estate asset(2)	—	(2,418)
Loss on early extinguishment of debt(3)	—	222
Adjusted EBITDA	$249,706	$238,340

96	Tanger Inc. | 2024 Proxy Statement

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of net income to EBITDAre and Adjusted EBITDAre (in thousands):

	2023	2022
Net income	$103,882	$85,831
Adjusted to exclude:
Interest expense, net	38,149	43,372
Income tax expense (benefit)	(408)	138
Depreciation and amortization	108,889	111,904
Gain on sale of assets	—	(3,156)
Pro-rata share of interest expense - unconsolidated joint ventures	8,779	6,972
Pro-rata share of depreciation and amortization - unconsolidated joint ventures	10,514	11,018
EBITDAre	$269,805	$256,079
Compensation-related adjustments(1)	(806)	2,447
Gain on sale of non-real estate asset(2)	—	(2,418)
Loss on early extinguishment of debt(3)	—	222
Adjusted EBITDAre	$268,999	$256,330
(1)For the 2023 period, represents the reversal of previously expensed compensation related to a voluntary executive departure. For the 2022 period, represents executive severance costs.
(2)Represents gain on sale of the corporate aircraft.
(3)In October 2022, we refinanced its Term Loan to add $25.0 million of borrowing capacity and extend the maturity to January 2027 plus a one-year extension option. The interest rate changed from LIBOR + a spread of 0.75% to 1.65% to Adjusted SOFR + spread of 0.70% to 1.60% based on our current credit rating. The amendment also incorporates a sustainability metric, reducing the applicable grid-based interest rate spread by one basis point annually, subject to meeting certain thresholds.
Below is a reconciliation of total debt to net debt for the consolidated portfolio and total portfolio at pro rata share:

	December 31, 2023
	Consolidated	Pro Rata Share of Unconsolidated JVs	Total at Pro Rata Share
Total debt	$1,439,203	$159,979	$1,599,182
Less: Cash and cash equivalents	(12,778)	(7,020)	(19,798)
Less: Short-term investments(1)	(9,187)		(9,187)
Net debt	$1,417,238	$152,959	$1,570,197

	December 31, 2022
	Consolidated	Pro Rata Share of Unconsolidated JVs	Total at Pro Rata Share
Total debt	$1,428,494	$164,505	$1,592,999
Less: Cash and cash equivalents	(212,124)	(8,686)	(220,810)
Less: Short-term investments(1)	(52,450)		(52,450)
Net debt	$1,163,920	$155,819	$1,319,739
(1)Represents short-term bank deposits with initial maturities greater than three months and less than or equal to one year.

Tanger Inc. | 2024 Proxy Statement	97

Tanger®
Tanger Inc. | 3200 Northline Avenue, Suite 360 | Greensboro, NC 27408
Phone: (336) 292-3010 or 1-800-4TANGER | Fax: (336) 297-0931 | Tanger.com
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Tanger® VOTE

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A Proposals — The Board of Directors of Tanger Inc. recommends a vote FOR all director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Jeffrey B. Citrin	☐	☐	☐
02 - David B. Henry	☐	☐	☐
03 - Sandeep L. Mathrani	☐	☐	☐
04 - Thomas J. Reddin	☐	☐	☐
05 - Bridget M. Ryan-Berman	☐	☐	☐
06 - Susan E. Skerritt	☐	☐	☐
07 - Steven B. Tanger	☐	☐	☐
08 - Luis A. Ubiñas	☐	☐	☐
09 - Stephen J. Yalof	☐	☐	☐

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Tanger Inc.'s Annual Meeting of Shareholders will be held Friday, May 17, 2024, at 10:00a.m. Eastern Time virtually, via the internet at www.meetnow.global/MQTGCAN.

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Proxy — Tanger Inc.

Appointment of Proxy for Annual Meeting on May 17, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TANGER INC.

The undersigned shareholder of TANGER INC., a North Carolina corporation, hereby constitutes and appoints Stephen J. Yalof and Michael J. Bilerman, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 17, 2024 (the "Annual Meeting"), and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Inc. dated April 4, 2024 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the Annual Meeting, including but not limited to, any proposal to adjourn, postpone or continue the Annual Meeting. Any appointment of proxy heretofore made by the undersigned for such Annual Meeting is hereby revoked.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors of Tanger Inc. if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors of Tanger Inc. did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

When this proxy is properly executed, the shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.
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